SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Edison International
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2014 Annual Meeting
and
Joint Proxy Statement

Thursday, April 24, 2014
9:00 a.m., Pacific Time

Invitation to Participate in the Annual Meeting

March 14, 2014

Dear Fellow Shareholder:

We are pleased to invite you to attend the Edison International and Southern California Edison Company Annual Meeting of Shareholders to be held on Thursday, April 24, 2014, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

The Joint Proxy Statement includes information about the qualifications of our Director nominees and the compensation of our executive officers that is relevant to matters that will be presented at the Annual Meeting. During the meeting, we will report on the Company and provide an opportunity for shareholders to engage in a dialogue with management.

We hope that you will participate in the Annual Meeting by attending and/or voting. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of proxy materials that you received in the mail and/or your proxy card.

If you receive more than one copy of the Notice or more than one proxy card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Please note that to vote your shares by Internet or telephone you will need the control number on your Notice or proxy card.

Your vote is very important to us and to our business. Voting promptly will save us the cost of additional solicitations. If you vote by Internet or telephone, please cast your vote by the April 23 deadline (April 22 for shares held in the Edison 401(k) Savings Plan).

Thank you very much for your continued interest in our business.

Sincerely,

Theodore F. Craver, Jr. Chairman of the Board, President and Chief Executive Officer Edison International	Ronald L. Litzinger President Southern California Edison Company

Notice of 2014 Annual Meeting of Shareholders

The Edison International (“EIX”) and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders will be held on Thursday, April 24, 2014, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, for the purpose of considering the following matters:

For both EIX and SCE shareholders:

1.	Election of 12 Directors to the EIX Board and 13 Directors to the SCE Board. The names of the Director nominees are as follows:

Jagjeet S. Bindra	Ronald L. Litzinger*	Thomas C. Sutton
Vanessa C.L. Chang	Luis G. Nogales	Ellen O. Tauscher
France A. Córdova	Richard T. Schlosberg, III	Peter J. Taylor
Theodore F. Craver, Jr.	Linda G. Stuntz	Brett White
Bradford M. Freeman
* Ronald L. Litzinger is a director nominee for the SCE Board only.

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.	Advisory Vote to Approve the Company’s Executive Compensation.

For EIX shareholders only:

4.	Shareholder Proposal Regarding an Independent Board Chairman.

The EIX and SCE Boards of Directors recommend that you vote “FOR” Items 1 through 3, and the EIX Board of Directors recommends that you vote “AGAINST” Item 4.

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting. Only shareholders of record at the close of business on February 28, 2014 are entitled to receive notice of and to vote at the Annual Meeting. Directions to the Annual Meeting are on the last page of the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

For the Boards of Directors,

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company
Dated: March 14, 2014

Table of Contents

PROXY STATEMENT	1

Terms Used in this Proxy Statement	1

Proxy Summary	2

Information About the Meeting and Voting	4

ITEM 1 ELECTION OF DIRECTORS	7

Director Nominees	7

Information About Our Corporate Governance	11

Certain Relationships and Related Transactions	15

Board Committees	16

Director Compensation	18

Information About Our Stock Ownership	21

ITEM 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	23

Independent Registered Public Accounting Firm Fees	24

Audit Committee Report	25

ITEM 3 ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION	26

COMPENSATION DISCUSSION AND ANALYSIS	27

Compensation Summary	27

What We Pay and Why: Elements of Total Direct Compensation	32

How We Make Compensation Decisions	36

Other Compensation Benefits	38

Other Compensation Policies and Guidelines	39

Compensation Committee Report	40

Compensation Committee Interlocks and Insider Participation	40

EXECUTIVE COMPENSATION	41

Summary Compensation Tables	41

Grants of Plan-Based Awards	44

Outstanding Equity Awards at Fiscal Year-End	46

Option Exercises and Stock Vested	50

Pension Benefits	51

Non-Qualified Deferred Compensation	54

Potential Payments Upon Termination or Change in Control	56

ITEM 4 SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN	61

Proxy Statement

The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. The proxy materials are being mailed or made available to you via the Internet beginning on March 14, 2014.

The mailing address of the Company’s principal executive offices is 2244 Walnut Grove Avenue, Rosemead, California 91770.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 24, 2014: The Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

Terms Used in this Proxy Statement

Holding shares as a “registered shareholder” or “of record” means your shares are registered in your own name on the Company’s records. Shares held in the Dividend Reinvestment and Direct Stock Purchase Plan account are included.

Holding shares in “street name” means your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are considered the beneficial owner of those shares. Your name does not appear on the Company’s records as a shareholder.

“401(k) Plan” is the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund.

“401(k) Plan shareholders” are participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund.

“Annual Meeting” means the EIX and SCE annual meetings of shareholders, which are held jointly.

“Annual Report” means the EIX and SCE 2013 combined annual report on Form 10-K, which is prepared and filed with the SEC jointly.

“Board” means both the EIX and SCE Boards of Directors, unless otherwise indicated.

“Committee” means the applicable Board committee of both EIX and SCE, unless otherwise indicated.

“Company” means both EIX and SCE, unless otherwise indicated.

“EIX” is Edison International.

“EMG” is Edison Mission Group Inc., a wholly-owned subsidiary of EIX, and holding company of Edison Mission Energy (“EME”). EME is in bankruptcy and is deconsolidated from EIX’s financial results.

“ERISA” is the Employee Retirement Income Security Act of 1974.

“Notice of Internet Availability” or “Notice” is the notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under Securities and Exchange Commission rules.

“Proxy card” means either a proxy card, which you may receive if you are a registered shareholder, or a voting instruction form, which you may receive if you hold shares in street name or are a 401(k) Plan shareholder.

“Proxy Statement” means the EIX and SCE proxy statements, which are prepared and filed with the SEC jointly.

“SCE” is Southern California Edison Company.

2014 Proxy Statement	1

Proxy Summary

Items To Be Voted On

Board
Proposal	Company	Recommendation
Item 1: Election of 12 Directors to the EIX Board and 13 Directors to the SCE Board	EIX and SCE	FOR
Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm	EIX and SCE	FOR
Item 3: Advisory Vote to Approve the Company’s Executive Compensation	EIX and SCE	FOR
Item 4: Shareholder Proposal Regarding an Independent Board Chairman	EIX Only	AGAINST

Our Director Nominees

Our director nominees reflect the diversity of ethnicity, gender, skills, background and qualifications valued by our Board. The wide range of tenure on our Board brings a variety of perspectives to strategic, financial and operational deliberations. The composition of our Board will continue to evolve with four directors projected to retire in the next three years.

							Projected
	Director	Industry			Committee	Other Public	Retirement
Director	Since	Experience	Ethnicity/Gender	Independent	Memberships	Company Boards	Date
Jagjeet S.	2010	Energy	Asian/Male	Yes	Audit	2	2020
Bindra					FOSO
Vanessa C.L.	2007	Accounting/	Asian/Female	Yes	Audit	2	2025
Chang		Real Estate			CEP
France A.	2004	Education/	Hispanic/	Yes	Audit	1	2020
Córdova		Science/	Female		NCG
		Technology
Theodore F.	2007 (EIX)	Electric Utilities	White/Male	No	None	1	N/A
Craver, Jr.	2008 (SCE)
Bradford M.	2002	Securities/	White/Male	Yes	FOSO	1	2015
Freeman		Investments			NCG
Ronald L.	2011	Electric Utilities	White/Male	No	None	0	N/A
Litzinger*
Luis G.	1993	Media/	Hispanic/Male	Yes	Audit	1	2016
Nogales		Investments			CEP
Richard T.	2002	Communications/	White/Male	Yes	CEP	1	2017
Schlosberg, III		Publishing			NCG
Linda G.	N/A	Law	White/Female	Yes	None	2	2027
Stuntz
Thomas C.	1995	Insurance	White/Male	Yes	FOSO	0	2015
Sutton					NCG
Ellen O.	2013	Government/	White/Female	Yes	FOSO	2	2024
Tauscher		Finance
Peter J.	2011	Finance	African American/	Yes	Audit	0	2031
Taylor			Male		CEP
Brett	2007	Commercial	White/Male	Yes	CEP	2	2032
White		Real Estate			NCG
*Mr. Litzinger is a director nominee for the SCE Board only
Audit = Audit Committee
CEP = Compensation and Executive Personnel Committee
FOSO = Finance, Operations and Safety Oversight Committee
NCG = Nominating/Corporate Governance Committee

2	2014 Proxy Statement

Proxy Summary

Our Corporate Governance Attributes

✓	Annual Election of All Directors
✓	11 of 12 EIX Director Nominees and 11 of 13 SCE Director Nominees are Independent to Serve on the Board
✓	All Directors on Key Board Committees are Independent
✓	Independent Lead Director with Robust Duties
✓	Non-Employee Directors Meet Regularly Without Management
✓	Majority Voting for Uncontested Director Elections
✓	Shareholder Ability to Call Special Meetings (10% Threshold)
✓	Shareholder Ability to Act by Written Consent
✓	Board Oversight of Key Enterprise Risks and Board Committee Oversight of Risks in Specific Areas
✓	Annual Approval of Executive Compensation
✓	All Directors Own EIX Common Stock and/or Deferred Stock Units and are Subject to Stock Ownership Guidelines
✓	All Directors Attended at Least 75% of Their Board and Board Committee Meetings

Our Executive Compensation Program

Please refer to the Compensation Summary in the Compensation Discussion and Analysis section below for an overview of the following areas of our executive compensation program:

  Executive Compensation Practices

  Elements and Objectives of Executive Compensation

  2013 Named Executive Officer Pay

  How Our CEO Pay Aligns with Performance

  How Our CEO Pay Compares to Peer Group Median

  Shareholder Communication and Compensation Program for 2014
2014 Proxy Statement	3

Information About the Meeting and Voting

Q: What is included in the proxy materials?

A: The proxy materials include the Notice of Annual Meeting and Proxy Statement, the Annual Report, the Proxy card, and the Notice of Internet Availability.

Q: Why did the Company mail a Notice of Internet Availability instead of a printed copy of the materials?

A: Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to access and review the proxy materials, submit your proxy via the Internet, and request a printed copy of proxy materials by mail.

Q: Why did some shareholders receive printed or email copies of the proxy materials?

A: We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Q: Who can vote?

A: All owners of voting stock at the close of business on February 28, 2014 (the record date) are entitled to vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Q: Who can attend the Annual Meeting?

A: All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area (where all packages will be subject to search) and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For the privacy of other attendees and to avoid distraction, shareholders will not be permitted to use cameras or recording devices at the meeting.

If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register with proper identification. No admission pass is required. To be admitted as a proxy for a registered shareholder, you must provide a written authorization from the registered shareholder.

If your shares are held in street name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date. To be admitted as a proxy for a broker, you must provide a written authorization from the broker together with a letter or account statement reflecting the broker’s ownership as of the record date. If a nominee holds the shares, you must provide a written authorization from the nominee to the broker that is assignable, a written authorization from the broker, and a letter or account statement reflecting the nominee’s ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

Q: How do I vote?

A: Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a proxy card by mail may vote via the Internet by following the instructions on the proxy card. When voting via the Internet, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan shareholders may vote by telephone by calling 1-866-883-3382 and following the recorded instructions. Most shareholders who hold their shares in street name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their proxy card as indicated.

In Person – Registered shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in street name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and

4	2014 Proxy Statement

Meeting Information

deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan shareholders may not cast votes in person at the Annual Meeting.

Q: What is the deadline to vote and how do I change my vote?

A: If you are a registered shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 23, 2014, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so that it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in street name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 23, 2014, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 24, 2014. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 22, 2014 for the 401(k) Plan trustee to vote your shares. 401(k) Plan shareholders may change their vote at any time prior to this deadline by voting again. The last vote received within this timeframe will be the vote that is counted.

Q: What does it mean if I get more than one Notice of Internet Availability or proxy card?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts, you hold both registered and street name shares, or you hold shares in both EIX and SCE. You should use the specific control numbers provided on each Notice of Internet Availability or proxy card and vote each Notice or proxy card to ensure that all of your shares are voted.

Q: What shares are covered by the proxy card?

A: This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan shareholders, you will receive or have Internet access to a single proxy card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE registered shareholders, you will receive or have Internet access to separate proxy cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate proxy cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy cards from each broker or other nominee.

Q: What happens if I submit my proxy card but do not indicate my voting preference?

A: The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR” approval of executive compensation (Item 3),and “AGAINST” the shareholder proposal regarding an independent Board Chairman (Item 4, EIX only).

Q: What happens if I submit my proxy card but do not sign or date my card?

A: Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

Q: What happens if I do not vote?

A: If you are a registered shareholder, your shares will not be voted.

If you hold your shares in street name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). With respect to each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

Q: How many votes do you need to hold the meeting?

A: A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

As of the record date, EIX had 325,811,206 shares of Common Stock outstanding, 325,799,496 of which are entitled to cast a total of 325,799,496 votes. Therefore, a quorum for EIX is 162,899,749 shares. SCE had

2014 Proxy Statement	5

Meeting Information

4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast a total of 28,801,188 votes, and 434,888,104 shares of Common Stock outstanding and entitled to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

Q: What vote is required to adopt each Item at the meeting?

A: A director nominee will be elected and a proposal will be approved if the following two votes are obtained:

  The affirmative vote of at least a majority of the votes cast on the director or proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will not affect this vote; and

  The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the director or proposal for this vote.

Q: Who will count the votes?

A: Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Q: How much will this proxy solicitation cost?

A: We have retained AST Phoenix Advisors to assist us with the solicitation of proxies and will pay an aggregate fee of $20,000 (EIX $18,000 and SCE $2,000) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket and other actual expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Q: Whom may I call with questions about the meeting or voting?

A: You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

Q: What happens if additional matters are presented at the Annual Meeting?

A: The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

Q: What is the deadline to submit shareholder proposals or other business for the 2015 Annual Meeting?

A: To be considered for inclusion in the 2015 Proxy Statement, shareholder proposals for the Company’s 2015 Annual Meeting must be received by November 14, 2014.

Shareholders intending to bring any other business before an Annual Meeting, including director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2015 Annual Meeting is held on April 23, 2015, as currently specified by the Bylaws, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2015 Annual Meeting, including director nominations, will begin on September 15, 2014 and end on November 14, 2014.

6	2014 Proxy Statement

Item 1 Election of Directors

Twelve directors are nominated for election to the EIX Board and 13 directors are nominated for election to the SCE Board, each to hold office until the next Annual Meeting. The director nominees of EIX and SCE are the same, except that Mr. Litzinger is a nominee for the SCE Board only.

Director Córdova has been nominated by President Obama to be the director of the National Science Foundation and will be required to resign from the Board if she is confirmed. If Dr. Córdova resigns prior to the Annual Meeting, she will no longer be a nominee for election to the Board and the number of directors nominated for election to the EIX and SCE Boards will be reduced immediately upon her resignation to 11 and 12, respectively.

A current director, Ronald L. Olson, was not nominated for re-election because he reached the mandatory retirement age of 72 before the date of nomination by the Board (February 27, 2014).

A biography of each nominee describing his or her age as of the date of this Proxy Statement, current Board committee service, business experience during the past five years, and other relevant business experience is presented below. The biography includes the specific experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is considered important, particular experience that contributes to the diversity and effectiveness of the Board is identified below. An overview of certain information considered by our Nominating/Corporate Governance Committee when nominating our directors for re-election is presented in the Proxy Summary above.

Director Nominees

Jagjeet S. Bindra

Age 66
Director since 2010

Committees: Audit; Finance,
Operations & Safety Oversight

Mr. Bindra served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited, president of Chevron Pipeline Co., and senior vice president, pipelines, of Chevron Overseas Petroleum, Inc. He is a director of LyondellBasell Industries N.V. and Transocean Ltd. Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Mr. Bindra brings to the Board global experience in a capital intensive industry in the energy sector, which is particularly relevant to the Company’s capital and infrastructure investment program. He has expertise in energy value chain and asset management, and in safety and operational risk management, which he brings to Board deliberations. Mr. Bindra’s experience as a director of other public companies also brings value to the Board.

Vanessa C.L. Chang

Age 61
Director since 2007

Committees: Audit (Chair);
Compensation & Executive Personnel

Ms. Chang has been a director of EL & EL Investments, a private real estate investment business, since 1999. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service, senior vice president of Secured Capital Corporation, a real estate investment bank, and a partner of the accounting firm KPMG Peat Marwick LLP. Ms. Chang is a director of Transocean Ltd. and a director or trustee of seven funds in the American Funds family, advised by Capital Research and Management Company. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive). Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. This experience is valuable in her role as the Company’s Audit Committee Chair and financial expert.

Ms. Chang has spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and non-profit organizations, securities regulation and corporate governance knowledge.

2014 Proxy Statement	7

Election of Directors

France A. Córdova

Age 66
Director since 2004

Committees: Audit; Nominating/
Corporate Governance (Chair)

Dr. Córdova served as president of Purdue University from 2007 to July 2012 and continues to be on the faculty of Purdue in Physics and Astrophysics. Prior to that, she served as chancellor of the University of California, Riverside, vice chancellor for research and a professor of physics for the University of California, Santa Barbara, and NASA Chief Scientist. Dr. Córdova is a director of SAIC, Inc. She is a director or trustee of the Smithsonian Institution, the National Science Board, the Center for Advancement of Science in Space, and the Mayo Clinic. Dr. Córdova is a graduate of Stanford University and holds a Ph.D. in Physics from the California Institute of Technology.

Dr. Córdova brings to the Board experience as a leader of large organizations and expertise in science and technology matters. Her expertise in technology is particularly valuable in connection with technology developments affecting the utility industry and renewable energy. She also brings the perspective and insight of a director of other public and private companies and governmental and civic organizations.

Theodore F. Craver, Jr.

Age 62
Director of EIX since 2007
Director of SCE since 2008

Mr. Craver has been the Chairman of the Board, President, and Chief Executive Officer of EIX since 2008. He served as Chairman of the Board, President and Chief Executive Officer of EMG from 2005 to 2008, and, prior to that, Executive Vice President, Chief Financial Officer and Treasurer of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary. He is a director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a finance background. He has had experience dealing with difficult challenges faced by the Company, including the California energy crisis. He is a leader in the electric utility industry, serving as vice chairman and chair-elect of the Edison Electric Institute, an association of U.S. shareholder-owned electric companies.

Bradford M. Freeman

Age 72
Director since 2002

Committees: Finance, Operations &
Safety Oversight (Chair); Nominating/
Corporate Governance

Mr. Freeman has been a founding partner of Freeman Spogli & Co., a private investment company, since 1983. Prior to that he served as managing director of the investment banking firm Dean Witter Reynolds, Inc. Mr. Freeman is a director of CBRE Group, Inc. He is a graduate of Stanford University and holds an MBA degree from Harvard Business School.

Mr. Freeman brings to the Board knowledge and experience in the capital markets and securities business, which is particularly valuable in the Company’s capital intensive business and in the context of its capital investment strategy. He also brings the perspective of managing an investment portfolio and an understanding of shareholder concerns. This experience is valuable in Mr. Freeman’s role as the Company’s Finance, Operations and Safety Oversight Committee Chair. As a result of his career in the Southern California area, he brings knowledge of the community served by SCE.

Ronald L. Litzinger

Age 54
Director of SCE since 2011

Mr. Litzinger has been the President of SCE since 2011. He has held a wide range of executive positions at the EIX companies since joining SCE as an engineer in 1986. From 2008 to 2010, Mr. Litzinger served as President and Chief Executive Officer of EMG and EME, a subsidiary of EMG that filed for bankruptcy on December 17, 2012 and is deconsolidated from EIX’s financial results. He served as Senior Vice President of SCE responsible for transmission and distribution operations from 2005 to 2008, and, prior to that, Vice President of EIX responsible for strategic planning, Senior Vice President and Chief Technical Officer of EME, and Senior Vice President of EME’s worldwide operations. Mr. Litzinger is a graduate of the University of Washington with a chemical engineering degree and received a Master of Arts degree from the University of Redlands.

Mr. Litzinger brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership and an engineering background. He also brings senior executive, operations and strategic planning experience developed during his 27 years of service with the Company.

8	2014 Proxy Statement

Election of Directors

Luis G. Nogales

Age 70
Director since 1993

Committees: Audit; Compensation &
Executive Personnel

Mr. Nogales has been managing partner of Nogales Investors, LLC, a private equity investment company, since 2001. Prior to that he served as president of Nogales Partners, a private equity investment company, president of Univision, a Spanish language television network, and chairman of the board and chief executive officer of United Press International, a communications company. Mr. Nogales is a director of KB Home and was a director of Arbitron Inc. until September 2013. He is a graduate of San Diego State University and Stanford Law School.

Mr. Nogales brings to the Board business, management and chief executive leadership experience in media and marketing enterprises and the Spanish language market, which is particularly relevant in the communities served by SCE. He also brings the perspective and insight of a director of other public companies and a private equity investor who understands shareholder concerns. He brings broad knowledge of the Company’s business and corporate history developed through 21 years of service on the Board.

Richard T. Schlosberg, III

Age 69
Director since 2002
Lead Director since 2010

Committees: Compensation &
Executive Personnel; Nominating/
Corporate Governance

Mr. Schlosberg served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation, from 1999 until his retirement in 2004. Prior to joining the foundation, he was publisher and chief executive officer of The Los Angeles Times, and executive vice president and director of The Times Mirror Company, a media communications company. He is a director of eBay Inc. and chairman of the board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Mr. Schlosberg brings to the Board business, management and chief executive leadership experience in the communications industry, including in the local markets served by SCE. He also brings executive compensation expertise from his business experience and his prior experience as the Company’s Compensation and Executive Personnel Committee Chair. He has exercised independent leadership as the Company’s Lead Director, devoting significant time and attention to the Company. He brings the perspective and insight of a director of other public and private companies.

Linda G. Stuntz

Age 59
New director nominee

Ms. Stuntz is being nominated for the first time to serve as a director of EIX and SCE. She has been a partner of the law firm of Stuntz, Davis & Staffier, P.C. since 1995, and served as a partner of the law firm of Van Ness Feldman LLP from 1993 to 1995. Her practice includes energy and environmental regulation. Ms. Stuntz previously served as Deputy Secretary of, and held senior policy positions in, the U.S. Department of Energy from 1989 to 1993, and served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives from 1981 to 1987. She is a director of Raytheon Company and Royal Dutch Shell plc, and previously served as a director of Schlumberger, Ltd. and American Electric Power Company. Ms. Stuntz is a graduate of Wittenberg University and received her law degree from Harvard University.

Ms. Stuntz would bring to the Board utility and environmental law and public policy experience, which is particularly relevant to the Company’s business. Her experience as a director of other public companies, including in the energy and electric utilities industries, would also bring value to the Board.

Thomas C. Sutton

Age 71
Director since 1995

Committees: Finance, Operations &
Safety Oversight; Nominating/
Corporate Governance

Mr. Sutton served as chairman of the board and chief executive officer of Pacific Life Insurance Company from 1990 until his retirement in 2007. He is a director of the Public Policy Institute of California. Mr. Sutton is a graduate of the University of Toronto.

Mr. Sutton brings to the Board business and chief executive leadership experience in an industry which, like the electric utility industry, is highly regulated. He also brings extensive knowledge of finance, accounting and compensation matters. He brings significant knowledge of the Company’s business and corporate history developed through 19 years of service on the Board.

2014 Proxy Statement	9

Election of Directors

Ellen O. Tauscher

Age 62
Director since September 2013

Committee: Finance, Operations &
Safety Oversight

Ms. Tauscher has been a strategic advisor to the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC since 2012. Ms. Tauscher served as Under Secretary of State for Arms Control and International Security from 2009 to 2012. Prior to joining the State Department, she served from 1997 to 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and most recently as Chairman of the House Armed Services Subcommittee on Strategic Forces. Prior to serving in Congress, she worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher is a director of Invacare Corporation, eHealth, Inc., and the Nuclear Threat Initiative. She is a graduate of Seton Hall University.

Ms. Tauscher brings to the Board extensive government affairs and public policy experience, which is particularly relevant to the Company’s business and valuable in assessing the Company’s strategy. She also brings business and financial acumen, and a fresh perspective to Board deliberations as our newest director.

Peter J. Taylor

Age 55
Director since 2011

Committees: Audit; Compensation &
Executive Personnel

Mr. Taylor has been the executive vice president and chief financial officer of the University of California since 2009. Prior to that he served as managing director of public finance at

Lehman Brothers and Barclays Capital from 2002 to 2009. Mr. Taylor is a director of the Kaiser Family Foundation and a member of the Board of Trustees of the J. Paul Getty Trust, serving as chair of the audit committee. Previously, he was chair of the UCLA African American Admissions Task Force and a commissioner on the California Performance Review Commission. Mr. Taylor is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy in a highly regulated business. He also brings experience in risk management, accounting and financial reporting.

Brett White

Age 54
Director since 2007

Committees: Compensation &
Executive Personnel (Chair);
Nominating/Corporate Governance

Mr. White served as a managing partner at Blum Capital, a private equity firm in 2013. He served as chief executive officer of CBRE Group, Inc., a commercial real estate services firm, from 2005 to 2012, president of CBRE Group from 2001 to 2010 and, prior to that, as chairman of the Americas of CB Richard Ellis Services, Inc. He is a director of Ares Commercial Real Estate Corporation and Realogy Holdings Corporation, and a trustee of the University of San Francisco. Mr. White is a graduate of the University of California, Santa Barbara.

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of a recent chief executive officer of a public company. His real estate services industry experience is particularly relevant to the Company’s infrastructure investment strategy. He also brings the perspective of a business headquartered and doing business in the local markets served by SCE developed from his years of service at CBRE Group. This experience is valuable in Mr. White’s role as the Company’s Compensation and Executive Personnel Committee Chair.

The Board recommends that you vote
“FOR” the EIX and SCE director nominees, as applicable.

10	2014 Proxy Statement

Information About Our Corporate Governance

Q: How are potential director nominees identified and selected by the Board to become nominees?

A: The Nominating/Corporate Governance Committee, comprised solely of independent directors under New York Stock Exchange LLC (“NYSE”) rules and our Corporate Governance Guidelines, is responsible for recommending director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description, together with any supporting materials, of the following:

  Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

  The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our directors, senior management, and any director search firm retained by the Committee. Ms. Stuntz, who is a first-time director nominee, was recommended by senior management. Ms. Tauscher, who was first elected by the directors in September 2013, was recommended by senior management and considered as part of a search process conducted using a director search firm retained by the Committee. The search firm supports the process of identifying director candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members and other directors as determined by the Committee, interview the candidate. The Committee conducts any further research on the candidate that it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

Q: What information does the Nominating/ Corporate Governance Committee consider when recommending a director nominee?

A: For the Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

  A reputation for integrity, honesty and adherence to high ethical standards;

  Experience in a generally recognized position of leadership; and

  The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and specific skills and experience that are relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

Q: How does the Nominating/Corporate Governance Committee consider diversity in identifying director candidates?

A: Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. Since 2008, when the Committee has retained a director search firm, it instructed the firm to identify candidates reflecting ethnic and gender diversity.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience prior to recommending nominees for election.

Q: How does the Board determine which directors are considered independent?

A: Our Corporate Governance Guidelines require that the Board consist of at least a majority of independent directors and that the Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees be comprised solely of independent directors. The Company uses the NYSE listing standards to determine

2014 Proxy Statement	11

Corporate Governance

independence. Also, the Compensation Committee charter contains additional independence requirements for committee membership.

No director will be considered independent to serve on the Board or an independent Board committee if he or she would not qualify as independent under NYSE rules. Directors who qualify as independent to serve on the Board are determined to be independent unless the director has a material relationship with the Company or its subsidiaries. Directors who qualify as independent to serve on an independent Board committee must meet any additional independence criteria prescribed by the NYSE listing standards and the applicable committee charter.

The Board has determined that the types of relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines are not material for purposes of determining directors’ independence to serve on the Board. As a result, the Board does not consider these relationships in making independence determinations to serve on the Board.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent to serve on the Board or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

Q: Which directors has the Board determined are independent to serve on the Board?

A: The Board has determined that director nominees Bindra, Chang, Córdova, Freeman, Nogales, Schlosberg, Stuntz, Sutton, Taylor, Tauscher and White are each independent to serve on the Board. The Board previously determined that Charles B. Curtis, who retired from the Board on April 25, 2013, was independent.

The Board reviews the independence of our directors to serve on the Board or an independent Board committee at least annually, and periodically as needed. In February 2014, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent to serve on the Board.

Prior to determining that director nominee Stuntz is independent, the Board considered the Company’s relationships with Ms. Stuntz and her husband disclosed under “Certain Relationships and Related Transactions” below (the “Specified Relationships”). Each Specified Relationship falls within one of the categories of immaterial relationships in Section B of Exhibit A-1 of our Corporate Governance Guidelines, and there have been no other relationships between Ms. Stuntz and the Company. The Board concluded that the Specified Relationships are not material to Ms. Stuntz’s ability to serve as an independent director of the Board under applicable NYSE listing standards or our Corporate Governance Guidelines.

Q: Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

A: The Lead Director is designated annually by the independent directors, must be independent, and is expected to devote a greater amount of time to Board service than the other directors. The current Lead Director is Richard T. Schlosberg, III, who has served in that role since April 2010.

The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include all of the following:

  In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;

  Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered;

  Be available to serve as a liaison between the Chairman and the independent directors;

  Be available for consultation and direct communication with the Company’s shareholders and other interested parties;

  Call meetings of the non-employee and the independent directors when necessary and appropriate; and

  Perform other duties delegated by the non-employee directors.

The Lead Director’s term is one year, consistent with annual elections of directors; in practice, however, our Lead Directors have served for at least two years since 2008.

Q: Why does the Board believe that its Board leadership structure is appropriate?

A: The EIX Board has determined that the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is currently in the best interest of our shareholders because it provides the appropriate balance between effective leadership of the Company and independent oversight of management. We have the following corporate governance practices that provide for strong independent leadership on the Board and effective oversight of management and CEO performance:

  A strong Lead Director role;

  A Board with ten independent directors and no former employees of the Company;

  Key Board committees comprised entirely of independent directors;

  Regular meetings in executive session without the CEO present (six meetings in 2013);

  Meetings in executive session with only the independent directors at least once per year (one meeting in 2013);

12	2014 Proxy Statement

Corporate Governance

  A Compensation Committee that annually evaluates CEO performance in achieving company goals and objectives relevant to his compensation, determines his compensation based on its evaluation, and reports to the Board, all in executive session without the CEO present;

  Annual Board discussion of CEO performance in executive session without the CEO present; and

  Performance feedback annually provided to the CEO by the Lead Director.

The EIX Board also believes that having Mr. Craver serve in the combined role of EIX Chairman and CEO is in the best interests of our shareholders because:

  He is most familiar with our business and industry and most capable of identifying strategic priorities and leading the Board’s review of strategy;

  His day-to-day presence at the Company and interaction with management make him most capable of identifying and prioritizing issues and risks for the Board’s attention;

  The combined role conveys the Board’s confidence in his leadership to shareholders and other stakeholders; and

  The combined role provides clear accountability for effective leadership and results.

The EIX Board continues to monitor trends in this area and could, under different circumstances, reach a different conclusion.

The SCE Bylaws provide that the President of SCE has the duties of the Chairman. The Lead Director of EIX also serves as Lead Director of SCE. Ten of 13 directors of SCE are independent and the key Board committees are composed entirely of independent directors. The SCE Board has determined that the current leadership structure is appropriate for SCE as a subsidiary of EIX.

Q: What is the Board’s role in CEO succession planning?

A: The Board believes that CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

At least annually, the Board meets in executive session with the EIX CEO to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession in the event of an emergency, and succession for other key senior management positions. The frequency of the Board’s succession planning discussions depends in part on the period until the CEO’s expected retirement. For example, the Board discussed succession planning more frequently in the year prior to the announcement that Mr. Craver would succeed the prior EIX CEO upon his retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, taking into account the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

In addition to the succession planning process, the Compensation and Executive Personnel Committee annually assesses the performance of the CEO and other senior officers against individual and corporate goals. The performance review process is discussed under “Role of Compensation Committee and Executive Officers” in the Compensation Discussion and Analysis below. The Committee reports on the results to the Board.

Q: What is the Board’s role in risk oversight?

A: Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. In carrying out these responsibilities, the Committee semi-annually reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, receives regular reports on litigation, internal audits and compliance, and receives “deep dive” reports on specific risk topics at meetings. The Committee also annually reviews and approves the internal audit plan. The EIX Vice President for Risk Management regularly attends Committee meetings and reports on risk issues.

The Compensation and Executive Personnel Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “Risk Considerations” in the Compensation Discussion and Analysis below.

2014 Proxy Statement	13

Corporate Governance

The Finance, Operations and Safety Oversight Committee is responsible for oversight of risks in the Company’s capital investment activities and operations. The Committee regularly monitors the level of capital spending relative to approved capital budgets and must approve significant capital spending variances and projects that are not included in approved capital budgets. The Committee also monitors safety and operational performance metrics, significant developments related to safety, security, reliability and affordability, and the availability of appropriate resources in these areas. In carrying out its responsibility for oversight of risks in the Company’s operations, the Committee receives “deep dive” reports on key topics related to this responsibility at meetings. To the extent topics involve key Company risks, members of the Audit Committee may be invited to attend Finance, Operations and Safety Oversight Committee meetings.

The Nominating/Corporate Governance Committee advises the Board with respect to Board size and composition, Board committee composition and responsibilities, Lead Director selection and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes that its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

Q: How many times did the Board meet in 2013?

A: The Board met nine times in 2013. Each director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held six executive sessions of the non-employee directors and one executive session of the independent directors.

Q: Does the Company have a policy on attendance of Director nominees at Annual Meetings?

A: Director nominees are expected to attend Annual Meetings. All of the EIX and SCE directors except Mr. Freeman attended the 2013 Annual Meeting.

Q: Are directors required to hold EIX Common Stock?

A: Yes. Within five years from the date of their initial election to the Board, directors are required to beneficially own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the amount of the annual Board retainer.

All directors comply with these stock ownership guidelines.

Q: Does EIX have a policy on shareholder rights plans?

A: The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Q: Is SCE subject to the same corporate governance stock exchange rules as EIX?

A: No. SCE is subject to the NYSE MKT LLC rules, which exempt SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange.

Q: How may I communicate with the Board?

A: Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures described on our website at www.edison.com/corpgov.

Q: Where can I find the Company’s corporate governance documents?

A: The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Director Ethics and Compliance Code applicable to all directors of EIX and SCE, and the Employee Ethics and Compliance Code applicable to all EIX and SCE officers and employees, are posted on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are posted on our website at www.sce.com/corpgov.

14	2014 Proxy Statement

Certain Relationships and Related Transactions

It is the Company’s policy that the Nominating/Corporate Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is generally a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held in advance of recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Olson

Director Olson, who has not been nominated for re-election, is a partner of the law firm of Munger, Tolles & Olson LLP, which provided legal services to the EIX companies in 2013. Such services are expected to continue in the future. The amount paid to Munger, Tolles & Olson LLP for legal services during 2013 was $11,825,581. In 2013, Mr. Olson personally provided one hour of legal services to the EIX companies.

The terms and conditions of the Company’s relationship with Munger, Tolles & Olson LLP are comparable to the terms and conditions of the Company’s relationships with other law firms.

Director Nominee Stuntz

Director nominee Linda Stuntz is an equity partner at the law firm of Stuntz, Davis & Staffier, P.C. (“SD&S”), which provided legal and lobbying services to the Company in 2013 and the first quarter of 2014. The total amount paid by the Company to SD&S in 2013 was $154,612. The Company expects the firm will continue to provide these services.

SD&S paid the Company approximately $246,000 in 2013 to sublease approximately 4,344 square feet of office space in Washington, D.C. The sublease will expire on October 31, 2014, unless SD&S elects to renew the lease for an additional year.

Ms. Stuntz’s spouse, Reid Stuntz, was retained by the Company through the law firm of Hogan Lovells US LLP (“Hogan Lovells”) to provide legal and lobbying services to the Company in 2013 and the first quarter of 2014. The amount paid by the Company to Hogan Lovells for Mr. Stuntz’s services in 2013 represented approximately $50,000 of the $1,777,682 in total fees paid to Hogan Lovells in 2013. Mr. Stuntz is of counsel at Hogan Lovells and the Company has been advised by Mr. Stuntz that his compensation is not determined by the amount of time he bills to the Company, nor is his job or position dependent upon the services he personally provides to the Company. The Company expects Mr. Stuntz will continue to provide these services.

2014 Proxy Statement	15

Board Committees

The current membership and primary functions of our Audit, Compensation and Executive Personnel, Nominating/Corporate Governance, and Finance, Operations and Safety Oversight Committees are described below.

		Compensation	Nominating/	Finance,
		& Executive	Corporate	Operations &
	Audit	Personnel	Governance	Safety Oversight
Director	Committee	Committee	Committee	Committee
Jagjeet S. Bindra	✓			✓
Vanessa C.L. Chang	Chair	✓
Financial Expert
France A. Córdova	✓		Chair
Bradford M. Freeman			✓	Chair
Luis G. Nogales	✓	✓
Ronald L. Olson				✓
Richard T. Schlosberg, III		✓	✓
Thomas C. Sutton			✓	✓
Ellen O. Tauscher				✓
Peter J. Taylor	✓	✓
Brett White		Chair	✓
Number of Meetings Held in 2013 (EIX/SCE)	6/6	4/4	5/5	4/4

Audit Committee

The Audit Committee’s duties and powers, which are described in its charter, include the following:

  Appoint the independent registered public accounting firm.

  Assist the Board in its oversight of:
-	the integrity of financial statements;

-	finance, accounting, ethics and compliance and internal control systems;

-	compliance with legal and regulatory requirements;

-	the qualifications, independence and performance of the Company’s independent registered public accounting firm;

-	the General Auditor’s performance and the internal audit function, including how the function is organized and its responsibilities, budget, staffing and skills; and

-	the ethics and compliance program, including goals and plans, program effectiveness, and compliance processes for the employees’ ethics code.

  Meet regularly, including in executive sessions, with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and any management biases with respect to judgments, estimates, significant accounting policies and disclosures, or difficulties in obtaining appropriate information.

  Meet regularly in executive sessions with the EIX Chief Ethics and Compliance Officer to address ethics and compliance issues.

  Recommend to the Board the inclusion of the year-end audited financial statements in the Company’s Annual Report.

  Review with the independent registered public accounting firm management’s estimates for significant transactions that impact financial reporting.

  Review with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, the firm’s quarterly reports on critical accounting matters that arose during the quarter, and the year-end audited financial statements.

  Oversee the Company’s (i) risk assessment and risk management policies, (ii) major financial risk exposures and (iii) the steps management has taken to monitor and control these exposures.

  Establish and maintain procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters.

16	2014 Proxy Statement

Board Committees

The EIX Audit Committee also reviews at least semi-annually (i) any changes to the Company’s political contribution policies and (ii) a written report of political contributions and related political expenditures of the Company and its consolidated subsidiaries, political action committee and civic action committee. The EIX Committee approves all political contributions in excess of $1 million.

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee’s duties and powers, which are described in its charter, include the following:

  Review the performance and set the compensation of designated elected officers, including the executive officers.

  Review director compensation for consideration and action by the Board.

  Approve the design of executive and director compensation programs, plans and arrangements.

  Approve stock ownership guidelines for officers and recommend guideline changes for directors.

  Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s duties and powers, which are described in its charter, include the following:

  Periodically review Board size and composition and identify and recommend director candidates.

  Make recommendations to the Board regarding Board committee, committee chair and Lead Director assignments.

  Review related party transactions.
  Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.

  Advise the Board with respect to corporate governance matters.

  Oversee the evaluation of the Board and Board committees.

  Review the orientation program for new directors and continuing education activities for all directors.

Finance, Operations and Safety Oversight Committee

The Finance, Operations and Safety Oversight Committee’s duties and powers, which are described in its charter, include the following:

  Review and monitor capital spending compared to budget.

  Approve significant capital spending variances and significant capital projects not included in the budget.

  Monitor operational and service excellence performance metrics and significant developments relating to safety, reliability and affordability, specifically including performance and developments in the areas of cybersecurity, business resiliency and emergency response, and the availability of appropriate resources to achieve objectives in these areas.

2014 Proxy Statement	17

Director Compensation

The following table presents information regarding the compensation paid for 2013 to our non-employee directors. The compensation paid to any director who is also an employee is presented in the EIX and SCE Summary Compensation Tables and the related explanatory tables.

					Change in
					Pension Value and
					Non-Qualified
	Fees			Non-Equity	Deferred
	Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(1)(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	106,500	110,009	—	—	—	10,000	226,509
Vanessa C.L. Chang	134,500	110,009	—	—	23,811	10,000	278,320
France A. Córdova	116,000	110,009	—	—	34,694	10,000	270,703
Charles B. Curtis(6)	57,000	—	—	—	11,470	—	68,470
Bradford M. Freeman	110,500	110,009	—	—	49,069	—	269,578
Luis G. Nogales	100,500	110,009	—	—	32,819	—	243,328
Ronald L. Olson	88,500	110,009	—	—	77,395	—	275,904
Richard T. Schlosberg, III	137,000	110,009	—	—	53,528	10,000	310,537
Thomas C. Sutton	98,500	110,009	—	—	39,105	10,000	257,614
Ellen O. Tauscher	34,500	110,013			—	—	144,513
Peter J. Taylor	110,500	110,009	—	—	—	7,000	227,509
Brett White	113,750	110,009	—	—	20,673	10,000	254,432
(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2013 Annual Report.

(2)	Each non-employee director, other than Mr. Curtis and Ms. Tauscher, was granted 2,069 shares or deferred stock units on April 25, 2013, and each share or unit had a value of $53.17 on the grant date. Ms. Tauscher was granted 2,480 deferred stock units on September 5, 2013, and each unit had a value of $44.36 on the grant date.

(3)	We did not grant stock options to our non-employee directors in 2013. The number of outstanding stock options from grants in prior years held by each non-employee director as of December 31, 2013 was as follows: Dr. Córdova and Messrs. Freeman, Olson and Schlosberg 13,500 each; Mr. Sutton 12,500; Mr. Nogales 10,000; Ms. Chang and Mr. White 7,500 each; and Ms. Tauscher and Mr. Taylor 0 each. Mr. Curtis held 10,000 outstanding stock options as of April 25, 2013, the date he retired from the Board.

(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales and Olson, increases from January 1, 2013 to December 31, 2013 in the present value of benefits under the Retirement Plan for Directors of $18,050 and $17,250, respectively.

(5)	EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and directors. EIX matches aggregate director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the qualified school.

(6)	Mr. Curtis retired from the Board on April 25, 2013.

18	2014 Proxy Statement

Director Compensation

Annual Retainer and Meeting Fees

Compensation for non-employee directors during 2013 included an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the current retainers and meeting fees:

Type of Fee	Dollar Amount
Annual Board Retainer:	$65,000
Additional Annual Board Retainer to:
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Lead Director	$25,000
Each Board, Board committee, subcommittee,	$2,000
or other business meeting,
including adjourned meetings

The annual Board retainer was increased from $60,000 to $65,000 effective July 1, 2013.

Directors receive only one meeting fee for each Board or Board committee meeting held jointly or consecutively, and for joint meetings of more than one committee. It is the usual practice that meetings of the EIX and SCE Boards and Board committees are held jointly and a single meeting fee is paid for each joint meeting.

All directors are also reimbursed for out-of-pocket expenses incurred for serving as directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the “Director Compensation” table.

Annual Equity Awards

Upon re-election or initial election to the Board in April 2013 or thereafter, non-employee directors were granted an annual equity award of EIX Common Stock (or deferred stock units, as explained below) with an aggregate grant date value of $110,000. Non-employee directors who are re-elected to the Board in April 2014 will be granted an equity award (or deferred stock units) with an aggregate grant date value of $115,000. If a director is initially elected at or after the 2014 Annual Meeting, he or she will be granted an award of EIX deferred stock units with an aggregate grant date value of $115,000 on the date of election.

The number of shares or units granted is determined by dividing the value of the equity award ($110,000 or $115,000, as described above) by the closing price of EIX Common Stock on the date of election or re-election and rounding up to the next whole share.

Directors have the opportunity to elect in advance to receive their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold and accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock, that are converted to additional deferred stock units.

Each director’s equity award in 2013 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

EIX Director Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the EIX Director Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Non-employee directors are eligible to defer up to 100% of their annual retainers and meeting fees. Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending November 1 of the prior year.

Payment of Grandfathered Plan Benefits

Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a director. At the director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a director. Directors may elect at the time of deferral to receive payment on a fixed date in accordance with procedures established. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a director. The deferred stock units will be distributed in EIX Common Stock in a lump sum upon the director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a director prior to retirement will result in a lump sum payout of deferred stock units in EIX Common Stock. Upon the director’s death, any remaining deferred stock unit balance will be paid to the director’s beneficiary in a lump

2014 Proxy Statement	19

Director Compensation

sum in EIX Common Stock. Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Payment of 2008 Plan Benefits

Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

  Single lump-sum;

  Two to fifteen annual installments;

  Monthly installments for 60 to 180 months; or

  Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the director’s 75th birthday unless the director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

Retirement Plan for Directors

Directors Nogales and Olson participate in the Retirement Plan for Directors. No new director after 1997 may participate in the plan. Each participating director is generally entitled to quarterly payments, commencing upon his retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected under Section 409A of the Internal Revenue Code. The annual benefit for directors Nogales and Olson will be payable in quarterly installments for a number of years equal to the years of his service as a director prior to 1998. Years of service for benefit determination purposes were frozen at the end of 1997. However, the present value of these frozen benefits can change over time.

20	2014 Proxy Statement

Information About Our Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 26, 2014, except as otherwise indicated, by each of our directors, director nominees, each individual named in the EIX and SCE Summary Compensation Tables, and our directors and executive officers as a group. None of the persons included in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that the individual has a right to acquire through April 27, 2014.

	Deferred Stock	Stock	Common Stock	Total Shares	Percent of
Name of Beneficial Owner	Units	Options	Shares(1)	Beneficially Owned(2)	Class(3)
Jagjeet S. Bindra	3,302	—	7,010	10,312	*
Vanessa C.L. Chang	19,115	7,500	113	26,728	*
France A. Córdova(4)	26,923	12,500	—	39,423	*
Theodore F. Craver, Jr.	—	2,340,122	221,903	2,562,025	*
Bradford M. Freeman(5)	31,009	10,000	55,500	96,509	*
Ronald L. Litzinger	—	507,920	51,056	558,976	*
Luis G. Nogales	30,694	10,000	—	40,694	*
Ronald L. Olson	30,694	13,500	32,342	76,536	*
Richard T. Schlosberg, III	31,009	13,500	5,000	49,509	*
Linda G. Stuntz	—	—	—	—	*
Thomas C. Sutton	6,448	12,500	66,142	85,090	*
Ellen O. Tauscher	2,518	—	—	2,518	*
Peter J. Taylor	7,421	—	—	7,421	*
Brett White	19,102	7,500	—	26,602	*
W. James Scilacci	—	515,200	40,876	556,076	*
Robert L. Adler	—	348,820	33,604	382,424	*
Bertrand A. Valdman	—	91,017	4,307	95,324	*
Linda G. Sullivan	—	94,674	10,470	105,144	*
Peter T. Dietrich	—	98,168	3,942	102,110	*
Russell C. Swartz	—	129,781	18,194	147,975	*
Stuart R. Hemphill		47,981	17,929	65,910	*
Stephen E. Pickett(6)	—	34,374	37,595	71,969	*
EIX Directors and Executive Officers
as a Group (19 individuals)	208,235	4,028,812	539,108	4,776,155	1.47%
SCE Directors and Executive Officers
as a Group (23 individuals)	208,235	3,612,051	528,983	4,349,269	1.33%
(1)	Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power: Mr. Olson 10,000; Mr. Scilacci 34,654; Mr. Adler 4,444; Ms. Sullivan 2,823; Mr. Hemphill 12,507; Mr. Pickett 37,595; all EIX directors and executive officers as a group 56,819; and all SCE directors and executive officers as a group 38,819.

Shared voting and shared investment power: Mr. Bindra 7,010; Ms. Chang 113; Mr. Craver 185,814; Mr. Litzinger 45,119; Mr. Olson 22,342 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Exchange Act); Mr. Sutton 42,307; Mr. Scilacci 634; Ms. Sullivan 2,090; all EIX directors and executive officers as a group 305,844; and all SCE directors and executive officers as a group 312,526.

(2)	Includes shares listed in the four columns to the left.

(3)	Each individual owns less than 1% of the outstanding shares of EIX Common Stock.

(4)	Beneficial ownership for Dr. Córdova is as of March 4, 2014.

(5)	Beneficial ownership for Mr. Freeman is as of February 27, 2014.

(6)	Beneficial ownership for Mr. Pickett is as of December 31, 2013.

2014 Proxy Statement	21

Stock Ownership

Certain Shareholders

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2013, except as otherwise indicated:

			Percent
Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	of Class
EIX Common Stock	State Street Corporation	28,908,015(1)	8.9%
	One Lincoln Street
	Boston, Massachusetts 02111
EIX Common Stock	BlackRock, Inc.	23,188,992(2)	7.1%
	40 East 52nd Street
	New York, NY 10022
EIX Common Stock	The Vanguard Group	17,615,137(3)	5.4%
	100 Vanguard Blvd.
	Malvern, PA 19355
SCE Common Stock	Edison International	434,888,104(4)	100%
	2244 Walnut Grove Avenue
	Rosemead, California 91770
(1)	This information is based on a Schedule 13G filed with the SEC on February 3, 2014. Acting in various fiduciary capacities, State Street reports that it has shared voting and investment power over all shares. This includes 13,160,750 shares, or 4% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

(2)	This information is based on a Schedule 13G filed with the SEC on February 10, 2014. BlackRock Inc. reports that it has sole voting power over 20,308,463 shares and sole investment power over all shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group reports that it has sole voting power over 525,441 shares, sole investment power over 17,121,347 shares, and shared investment power over 493,790 shares.

(4)	EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

22	2014 Proxy Statement

Item 2	Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for calendar year 2014. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s independent registered public accounting firm continuously since 2002. The Audit Committee meets annually in executive session without PwC present to evaluate the performance of PwC, taking into consideration the quality of PwC’s written reports and meetings with the Committee, PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports, among other things. The Audit Committee annually considers whether there should be a rotation of the independent external audit firm and, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, is involved in the selection of PwC’s lead engagement partner.

The Audit Committee considered a number of factors when determining whether to reappoint PwC as the Company’s independent registered public accounting firm, including the length of time PwC has been engaged, the quality of the Audit Committee’s ongoing discussions with PwC, and an assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team. The Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends that you vote “FOR” Item 2.

2014 Proxy Statement	23

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2013 and December 31, 2012, by PwC:

	EIX and Subsidiaries ($000)		SCE ($000)
Type of Fee	2013	2012	2013	2012
Audit Fees(1)	$6,312	$9,940	$5,477	$6,188
Audit-Related Fees(2)	35	159	35	140
Tax Fees(3)	1,335	1,802	702	1,696
All Other Fees(4)	5	65	5	65
TOTAL	$7,687	$11,966	$6,219	$8,089
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements. EIX audit fees decreased from 2012 to 2013 primarily as a result of EME’s deconsolidation from EIX’s financial results following EME’s bankruptcy filing on December 17, 2012.

(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.

(4)	These represent fees for an annual subscription to an Internet accounting research service and other miscellaneous services.

The Audit Committee annually approves all proposed audit fees in executive session without PwC present, taking into consideration a number of factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process approved by the Audit Committee and implemented by the Company and PwC. This process addressed the balancing act of designing an audit scope that could achieve a high quality audit, driving efficiencies from both the Company and PwC while compensating PwC fairly.

The Audit Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure that these services will not impair the firm’s independence. The Committee’s pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the Committee at its next meeting. The Committee has delegated such pre-approval responsibilities to the Committee Chair. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2013, all services performed by PwC were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

24	2014 Proxy Statement

Audit Committee Report

The Audit Committee is composed of five non-employee directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov. The Board has determined that each Audit Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the charter. The Board has also determined that Ms. Chang qualifies as an “audit committee financial expert” as defined by SEC rules.

The scope of the Audit Committee’s duties and the Committee’s role in risk oversight are described in “Board Committees – Audit Committee” and “Information About Our Corporate Governance – Q: What is the Board’s role in risk oversight?” Audit Committee meeting agendas are developed based on input from each Committee member, the independent registered public accounting firm, the General Auditor, and management.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about carrying out its responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2013 financial statements, the Audit Committee:

  Reviewed and discussed the audited financial statements with the Company’s management;

  Discussed with PwC, the Company’s independent registered public accounting firm, the matters required by Auditing Standard No.16, as adopted by the PCAOB; and

  Received the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence from the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2013 Annual Report to be filed with the SEC.

Vanessa C.L. Chang, Chair
Jagjeet S. Bindra
France A. Córdova
Luis G. Nogales
Peter J. Taylor

2014 Proxy Statement	25

Item 3	Advisory Vote to Approve the Company’s Executive Compensation

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, in 2011, our shareholders voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. The advisory vote to approve EIX’s executive compensation received support from approximately 94% of the votes cast in both 2012 and 2013.

Our executive compensation is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Board believes our competitive compensation structure aligns executive compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Board or the Company and will not be construed as overruling a decision by the Board or the Company. However, the Compensation and Executive Personnel Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See “Shareholder Communication and Compensation Program for 2014” in the Compensation Summary of the Compensation Discussion and Analysis below.

It is expected that the next such vote will occur at the 2015 Annual Meeting.

The Board recommends that you vote “FOR” Item 3.

26	2014 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2013, and how we use our compensation program to drive performance. We also discuss the role and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

  Compensation Summary

  What We Pay and Why: Elements of Total Direct Compensation
  How We Make Compensation Decisions

  Other Compensation Benefits

  Other Compensation Policies and Guidelines

The CD&A contains information that is relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your proxy card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

Compensation Summary

To facilitate review and understanding of our executive compensation program, certain key information is highlighted in this Compensation Summary.

Executive Compensation Practices

The table below highlights our current compensation practices for NEOs, including practices that we believe drive performance and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do		What We Don’t Do
✓	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests	✗	We do not have any employment contracts
✓	We target the market median (50th percentile) for base salary and annual and long-term incentives	✗	We do not provide excise tax gross-ups on change in control payments
✓	We compare executive compensation to a peer group based on a recognized market index	✗	We do not have individually negotiated change in control agreements
✓	We balance multiple metrics for annual and long-term incentives	✗	We do not provide perquisites
✓	We have double-trigger change in control provisions for acceleration of equity award vesting	✗	We do not provide personal use of any corporate aircraft
✓	We have stock ownership guidelines	✗	We do not re-price underwater stock options
✓	We seek shareholder feedback on our executive compensation	✗	We do not permit pledging of Company securities by directors or EIX executive officers
✓	Our Committee’s compensation consultant is independent and does not provide any other services to the Company	✗	We do not permit hedging of Company securities

2014 Proxy Statement	27

CD&A: Compensation Summary

Elements and Objectives of Total Direct Compensation

Element	Form	Key Objective	% of CEO* Target Total Direct Compensation
Base Salary	Fixed Pay: Cash	Establish a pay foundation to attract and retain qualified executives	15%
Annual Incentive Awards	Variable Pay: Cash	Focus executives’ attention on specific financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers	17%
Long-Term Incentive Awards	Variable Pay: Equity 50% stock options 25% performance shares	Align executive pay directly with long-term shareholder return: Reward absolute shareholder return Reward relative shareholder return compared to peers, and earnings per share compared to pre-established targets (earnings per share metric not used for performance share grants before 2012)	68%
	25% restricted stock units	Encourage retention over a multi-year vesting period with value tied to the price of EIX stock

EIX and SCE NEOs for 2013

This Proxy Statement discusses compensation for both EIX and SCE NEOs. EIX shareholders will vote on EIX executive compensation and SCE shareholders will vote on SCE executive compensation.

EIX NEOs	Title
Theodore F. Craver, Jr.	Chairman of the Board, President and CEO*
W. James Scilacci	Executive Vice President, CFO and Treasurer
Robert L. Adler	Executive Vice President and General Counsel
Bertrand A. Valdman	Senior Vice President
Ronald L. Litzinger	SCE President

SCE NEOs	Title
Ronald L. Litzinger	President
Linda G. Sullivan	Senior Vice President and CFO
Peter T. Dietrich	Senior Vice President
Russell C. Swartz	Senior Vice President and General Counsel
Stuart R. Hemphill	Senior Vice President
Stephen E. Pickett	Former Executive Vice President (SCE executive officer through 11/30/2013)
*   In this CD&A, the term “CEO” means the Chief Executive Officer of EIX.

28	2014 Proxy Statement

CD&A: Compensation Summary

Our Business and Strategy

EIX’s core business is conducted by its subsidiary SCE, a rate-regulated electric utility that supplies electric energy to an approximately 50,000 square-mile area of southern California. SCE’s strategy is to provide customers safe, reliable and affordable electricity as a foundation for long-term sustainable growth and shareholder value. SCE’s investment focus is on transmission and distribution infrastructure. EIX’s strategy includes investing in, owning, and operating competitive businesses in the electricity industry, with a focus on commercial and industrial energy services. The Company is committed to driving operational and service excellence to achieve its strategic objectives.

2013 Financial Highlights

Significant results for EIX in 2013 include:

  Our consolidated core earnings(1) of $1.237 billion ($3.80 per share) exceeded our goal of $1.173 billion ($3.60 per share);

  Our stock price increased 2.5%, while the Philadelphia Utility Index increased 6.5%; and

  Our total shareholder return (“TSR”)(2) was 5.5%, which was at the 35th percentile of the Philadelphia Utility Index.

EIX’s consolidated core earnings exceeding our goal was a key factor in determining 2013 annual incentive awards for EIX. The determination of annual incentive awards is described under “Annual Incentive Awards” below. EIX’s relative TSR performance contributed to the below-target payout of performance shares described under “Long-Term Incentive Awards” below.

2013 NEO Pay

The following table shows EIX NEOs’ total direct compensation for 2013 compared to 2012. Total direct compensation consists of base salary, annual incentive awards and long-term incentive awards (columns (c), (e), (f) and (g) of the EIX Summary Compensation Table).

			TDC
	2013 TDC	2012 TDC	Increase From
EIX NEO	(million)	(million)	2012 to 2013
Theodore F. Craver, Jr.	$8.743	$8.581	2%
W. James Scilacci	$2.334	$2.284	2%
Robert L. Adler	$2.347	$2.358	0%
Bertrand A. Valdman	$1.388	$1.246	11%
Ronald L. Litzinger	$2.303	$2.279	1%

As shown above, the 2013 total direct compensation for EIX NEOs other than Mr. Valdman was within two percent of their 2012 total direct compensation. Mr. Valdman’s increase of eleven percent was mostly attributable to increases in his long-term incentive awards as a percentage of base salary and his target annual incentive as a percentage of base salary. These increases brought these elements of compensation closer to market median for Mr. Valdman.

More information on the reasons for changes in compensation from 2012 to 2013 is under “What We Pay and Why: Elements of Total Direct Compensation” below.

____________________

(1)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as: exit activities, including sale of certain assets and other activities that are no longer continuing; asset impairments and certain tax, regulatory or legal settlements or proceedings. In 2013, core earnings excluded an impairment charge related to the permanent retirement of the San Onofre Nuclear Generating Station, and certain other non-core items. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2013 Annual Report.

(2)	TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. A different methodology is used to calculate TSR for performance shares (see “Long-Term Incentive Awards” below).

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CD&A: Compensation Summary

How Our CEO Pay Aligns With Performance

During the period from 2009 (Mr. Craver’s first full year as CEO) to 2013, EIX’s TSR and Mr. Craver’s total direct compensation increased at a comparable rate. The following chart shows the alignment between Mr. Craver’s total direct compensation over the past five years and our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the five-year period, and assumes that dividends are reinvested.

CEO Total Direct Compensation (TDC)
vs. Indexed TSR 2009-2013

The value attributed to equity awards in the chart above is the grant date fair value reported in the Summary Compensation Table of Company Proxy Statements. It does not reflect those equity awards’ realized value, which largely depends on the appreciation or depreciation of EIX stock after the grant date. Another driver of realized value that is not reflected in grant date values is the actual payout of our performance share awards compared to target. Since EIX’s performance from

2009 through 2013, as measured by relative TSR compared to peers, was below median, performance share payouts have been below target. The result of this tie between pay and performance is that the total value realized by Mr. Craver from his 2009, 2010, and 2011 performance share awards was approximately $1.6 million less than the total grant date fair value of those awards reported in the Summary Compensation Table and included as part of the CEO total direct compensation in the chart above.

The following chart shows the difference for Mr. Craver between the target number of shares at grant and the number of shares vested at payout for each of the three most-recently completed performance periods.

CEO Performance Shares –
Number of Shares at Grant vs. at Payout

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CD&A: Compensation Summary

How Our CEO Pay Compares to Peer
Group Median

The following chart shows Mr. Craver’s total direct compensation for the last five years as reported in the EIX Summary Compensation Table, compared to the Philadelphia Utility Index peer group median. (The chart uses 2012 peer group data for 2013 since peer group data for 2013 was generally unavailable in time for inclusion in this Proxy Statement.)

Mr. Craver’s total direct compensation was below the peer group median for 2009 and 2010. In 2011, 2012 and 2013, Mr. Craver’s total direct compensation was above the peer group median, largely because the peer group median decreased from 2010 to 2011, primarly driven by chief executive officer turnover, and then only partially recovered in 2012. Another significant factor was that Mr. Craver’s annual incentive awards for 2011, 2012 and 2013 were above target, largely due to above-target core earnings, as discussed in the Company’s 2012 and 2013 Proxy Statements and under “Annual Incentive Awards” below.

CEO vs. Peer Group Median TDC

As discussed in “Use of Competitive Data” below, the Committee uses peer group data and data from pay surveys to determine market compensation. The additional data provides a more robust set of information for making compensation decisions. In February 2013, the Committee used data from three pay surveys, in addition to peer group data, to set Mr. Craver’s 2013 target total direct compensation at the projected market median level for 2013.

Shareholder Communication and
Compensation Program for 2014

In 2013, the advisory vote to approve EIX’s executive compensation received support from approximately 94% of the votes cast. The Committee reviewed the results of our shareholder vote, including feedback from major shareholders. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved maintaining our executive compensation program without any significant changes for 2014.

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What We Pay and Why: Elements of Total Direct Compensation

Our executive compensation program seeks to achieve three fundamental objectives:

  Attract and retain qualified executives;

  Focus executives’ attention on specific financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers; and

  Align executive pay directly with shareholder return through long-term incentives.

We target the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The Committee’s determination of market compensation and its ability to occasionally vary from market median are discussed in “Use of Competitive Data” below.

The reasons for the Committee’s decision to target the median level include:

  The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity between EIX and SCE;

  Above-median compensation generally has not been necessary, except occasionally for recruitment and retention purposes; and

  Below-median compensation would create retention and recruitment difficulties.

A significant portion of our total direct compensation is tied to company performance. The following charts show that incentive compensation comprised approximately 85% of our CEO’s 2013 target total direct compensation and approximately 67% on average of our other NEOs’ 2013 target total direct compensation. Most of the target incentive compensation was in the form of long-term incentives.

CEO Pay MIx

Other NEO Pay Mix

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus their attention on our financial, strategic and operating objectives, and shareholder return.

Base Salary

We pay our NEOs a fixed base salary to attract talented executives. For 2013, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a base salary range was determined, consisting of a minimum, median and maximum. The Committee targets the market median level of base salaries for comparable positions. None of our NEOs has a contractual right to receive a fixed base salary.

The salary increases between 2012 and 2013 shown in the Summary Compensation Tables for Messrs. Scilacci, Litzinger, Dietrich, and Swartz were made to bring their salaries closer to the market median for comparable positions. The Committee increased the salaries of Messrs. Adler and Valdman and set them above the market median after deciding the salaries were appropriate in light of their individual performance and overall responsibilities and contributions.

Annual Incentive Awards

Executive Incentive Compensation Plan

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving specific financial, strategic and operational goals pre-established at the beginning of each year. The target value for each NEO is stated as a percentage of base salary and is based on the market median of target annual incentive awards for comparable positions. The minimum award is $0. The

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maximum award is 200% of target, which the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), has advised is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the pre-established goals. For each goal category, the Committee assigned a target score reflecting the relative weight given that goal category and a potential score range. In February 2014, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Separate goals were established for EIX and SCE. Annual incentive awards for the EIX NEOs (other than Mr. Litzinger) were based on EIX performance. Annual incentive awards for the SCE NEOs, including Mr. Litzinger, were based on SCE performance.

2013 EIX Corporate Performance Scoring Matrix

Goal Category	Target Score	Potential Score	Actual Score	Key Factors Contributing to Actual Score
Financial Performance(1)	60	0-120	75
  Achieved consolidated core earnings of $1.237 billion, which exceeded the target of $1.173 billion. Linear interpolation between the target and the maximum score level of $1.421 billion was used to determine the actual score.(2)

Strategic Initiatives	25	0-50	38
  Successfully completed strategic refresh project aimed at positioning the Company for transformative change in the electric industry. Established a commercial and industrial energy services platform by acquiring SoCore Energy LLC, and invested in four other competitive businesses.
  Exceeded or met most of the Company’s operational and service excellence goals, including reliability and cost efficiency goals.
  Entered into a new settlement agreement with EME and a majority of its senior unsecured noteholders that, if approved by the bankruptcy court, would fairly resolve claims between EIX and EME.

People and Culture	15	0-30	22	Exceeded goals for work environment improvement project.
Total:	100	0-200	135
(1)	The threshold level of consolidated core earnings, below which no incentive would have been paid, was set at $0.847 billion.

(2)	Consolidated core earnings at or above the maximum level would have resulted in the maximum score for this goal category.

2013 SCE Corporate Performance Scoring Matrix

Goal Category	Target Score	Potential Score	Actual Score	Key Factors Contributing to Actual Score
Financial Performance(1)	40	0-40(2)	45	Achieved core earnings of $1.265 billion, which exceeded the target of $1.222 billion.
Operational and Service Excellence	20	0-54	25	Exceeded or met most of SCE’s operational and service excellence goals, including reliability and cost efficiency goals.
Strategic Initiatives	20	0-53	30	Achieved passage of rate reform legislation, AB 327.
People and Culture	20	0-53	35	Exceeded goals for work environment improvement project.
Total:	100	0-200	135
(1)	The threshold level of core earnings, below which no incentive would have been paid, was set at $1.058 billion.

(2)	Core earnings at or above the target level would not automatically result in a score greater than the target score for this goal category; the Committee in its judgment could assign a score greater than the target score.

2013 Annual Incentive Awards

Based on 2013 performance, the corporate performance factors for EIX and SCE were 135% of target. These factors were determined by adding the “Actual Scores” noted above. The Committee did not exercise its discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix.

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the corporate performance factor and an individual performance factor. Individual performance factors were determined by the Committee in its discretion, based on its assessment of each NEO’s performance and achievements for the year, and relative impact and contribution compared to executives in similar roles. The maximum award is two times the target percentage. The resulting annual incentive awards to our EIX NEOs were as follows:

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	Annual		Annual
	Incentive	Individual	Incentive
	Target	Performance	Award
EIX NEOs	(% of salary)	Factor	(% of salary)
Theodore F. Craver, Jr.	115%	115%	179%
W. James Scilacci	70%	100%	95%
Robert L. Adler	70%	115%	109%
Bertrand A. Valdman	60%	110%	90%
Ronald L. Litzinger	70%	105%	100%

Target and actual annual incentive awards for all NEOs are shown in the Grants of Plan-Based Awards tables and the Summary Compensation Tables, respectively.

Impact of Other Plans

To qualify annual incentive awards as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, the EIX Committee adopted the EIX 2013 Executive Annual Incentive Program (“162(m) Program”). Under this Program, an overall maximum annual incentive award for 2013 was established for each participating EIX NEO as a specified percentage of an annual incentive award pool. The aggregate award pool had a maximum value equal to 1.5% of EIX’s 2013 consolidated earnings from continuing operations (after interest, taxes, depreciation and amortization), subject to adjustment for the effects of any special charges to earnings. The actual annual incentive awarded to each participating EIX NEO under the Executive Incentive Compensation Plan for 2013 was less than the applicable maximum under the 162(m) Program. Thus, all such compensation was tax-deductible under Section 162(m).

Long-Term Incentive Awards

We provide our NEOs with long-term incentives that are directly linked to the value provided to EIX shareholders. All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Mix

In 2013, each NEO’s long-term incentive award value was in the form of 50% non-qualified stock options, 25% performance shares, and 25% restricted stock units. The Committee believes the long-term incentive award allocations strike an appropriate balance among equity awards that reward:

  Absolute shareholder return (non-qualified stock options);

  Relative shareholder return compared to peers and earnings per share compared to pre-established targets (performance shares); and

  Retention over a multi-year vesting period with value tied to the price of EIX stock (restricted stock units).

These equity awards align executives’ interests with the long-term interests of shareholders and customers by enhancing their focus on the Company’s long-term goals.

75% of our long-term equity mix is performance-based. In addition to the performance shares, we believe stock options are performance-based because NEOs will realize value only if the market value of EIX Common Stock appreciates over time.

Long-Term Incentive Value

The target value of each NEO’s long-term incentive award was set as a percentage of base salary, and based on the market median level of target long-term incentive award values for comparable positions. For 2013, the Committee increased the target, as a percentage of base salary, for Messrs. Craver, Valdman, and Dietrich and for Ms. Sullivan, and decreased the target for Messrs. Litzinger and Swartz. These changes brought these NEOs’ target values closer to market median.

On February 27, 2013, the Committee approved award values for each NEO, as well as the methodology for converting those values into the number of stock options, performance shares, and restricted stock units granted to each NEO on the March 1, 2013 grant date. The grant date value of each award is listed in the Grants of Plan-Based Awards tables below.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the applicable grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award generally vesting and becoming exercisable at the beginning of each year.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model.

Performance Shares

Performance shares reward performance over three years against pre-established metrics. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The amount realized in the performance share portion of an NEO’s long-term award can range from zero to 200% of target, and depends on the performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares subject to the same terms and conditions as the original performance shares.

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2012 and 2013 Performance Share Awards

For performance shares granted in 2012 and 2013 (none of which have yet vested), two metrics will be used to measure payouts, with each metric weighted 50%. One of the two performance metrics is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each stock in EIX’s peer group for the same period. The following chart provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid will be interpolated on a straight-line basis with discrete intervals at every 5th percentile. For purposes of determining performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the relevant stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the relevant stock for the 20 trading days ending with the measurement date, and assumes all dividends are reinvested on the ex-dividend date.

The second performance metric for performance shares granted in 2012 and 2013 is based on EIX’s three-year average annual core earnings per share (“EPS”), measured against target levels. Core EPS is defined as GAAP basic EPS, excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings. The Committee establishes the EPS target for each calendar year in February of that year. After the three-year performance period, the Committee will certify the EPS performance multiple for each calendar year in the performance period, based on EIX’s actual EPS performance as a percentage of the EPS target for that year, in accordance with the following chart:

Performance	Actual EPS	EPS Performance
Level	as % of Target EPS	Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple will be interpolated on a straight-line basis, with discrete intervals at every 4th percentile. The EPS performance multiples achieved for each calendar year in the three-year performance period will be averaged, and the resulting average will determine the performance share payout as a multiple of target.

The performance shares generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts a portion of the awards otherwise payable in stock to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan.

A conversion formula was used to determine the number of TSR performance shares awarded to each NEO. The formula involved dividing the award value approved by the Committee by the grant date value of the TSR performance shares using a Standard Monte Carlo simulation model. As to EPS performance shares, the respective grant date value was converted into a specific number of EPS performance shares by dividing the grant date value by the closing price of a share of EIX Common Stock on the grant date.

2006-2011 Performance Share Awards

Performance shares granted between 2006 and 2011 (including the performance shares that vested in 2013) utilized only one metric—the TSR metric described above—except that the threshold for a payout was set as a 40th percentile TSR ranking. EIX’s TSR from 2011-2013 ranked in the 40th percentile of the peer group and resulted in a payout of the 2011 performance share grants at 25% of target. EIX’s TSR from 2009-2011 ranked in the 45th percentile of the peer group and resulted in a payout of the 2009 performance share grants at 63% of target. Relative TSR as compared to our peer group for the 2010-2012, 2008-2010, 2007-2009, and 2006-2008 performance periods was below the threshold required for payout of the performance shares, resulting in no payouts.

Restricted Stock Units

Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock if continued service vesting requirements are satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units subject to the same terms and conditions as the original restricted stock units.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

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The number of restricted stock units granted to each NEO was determined by dividing the grant date value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value compared to the grant date value that is commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Acceleration of Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, subject to a pro-rated reduction if the NEO retires within the year of grant. Messrs. Craver, Adler, and Swartz are eligible for these accelerated vesting provisions. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained.

How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive-level Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs. This review encompasses all forms of compensation, including base salary, annual and long-term incentives, and other benefits, as well as amounts pursuant to retirement and non-qualified deferred compensation plans.

Toward the start of each year, the Committee approves the base salary range, and the target and maximum potential annual and long-term incentive award values for each officer. The annual and long-term incentive target awards are stated as percentages of base salary and are based on the market median of target annual and long-term incentive award values for comparable positions. Each February, after performance results for the prior year are finalized, the Committee determines annual incentive awards for the prior year and performance share payouts for the prior performance period. At that time, the Committee also approves base salary changes and long-term incentive grants for the current year. Base salary changes are effective in March of each year.

The CEO provides the Committee with recommendations regarding the compensation of the NEOs (other than his own). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates the CEO’s performance and determines his compensation in executive session without the CEO present. The Chair reports to the Board in a non-management executive session regarding the evaluation and the compensation determination.

For Company officers who are not executive officers, the Committee has authorized the CEO and the EIX executive responsible for executive compensation matters to jointly approve special relocation, recruitment and retention awards within specific limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers who are not EIX executive officers that are within guidelines previously approved by the Committee do not require additional Committee approval.

Tally Sheets

The Committee reviewed tally sheets for the EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation paid over the three-year period ending December 31, 2013:

  Cash compensation (base pay and annual incentives);

  Equity award values (stock options, performance shares and restricted stock units); and

  Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

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Except as otherwise noted, the Committee’s executive compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members as well as the input from the Committee’s independent compensation consultant.

Role of the Committee’s Independent Compensation Consultant

The Committee has retained F.W. Cook to assist in the evaluation of officer compensation, including the NEOs; however, the Committee makes all decisions regarding our executives’ compensation. Generally, this assistance includes helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying the appropriate peer group companies and pay surveys; and evaluating relevant executive compensation data for these companies.

During 2013, F.W. Cook performed the following specific services:

  Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;

  Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;

  Reviewed drafts and commented on the CD&A for the Proxy Statement and related compensation tables; and

  Provided recommendations on CEO total compensation to the Committee at its February meeting, without prior review by our CEO.

In addition, an F.W. Cook representative attended Committee meetings and communicated directly with the Committee as needed. F.W. Cook did not perform any services for the Company unrelated to the Committee’s responsibilities for our compensation programs, and all interactions with management were incidental to its work for the Committee.

The Committee retains sole authority to hire F.W. Cook, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of F.W. Cook as the Committee’s compensation consultant.

Use of Competitive Data

Except as otherwise noted in this CD&A, the Committee targets the market median for comparable positions for each element of total direct compensation. The Committee uses peer group data and data from pay surveys by Towers Watson and AonHewitt to determine the “market median.”

The Committee decided to use the companies in the Philadelphia Utility Index as the peer group for benchmarking performance and comparing NEO compensation for 2013. The Philadelphia Utility Index has been used by the Committee as the basis for the peer group since 2005. Use of an established market index for peer group purposes is consistent with the way in which investors evaluate performance across companies within an industry.

2013 Peer Group Companies Philadelphia Utility Index
AES Corporation	Entergy
Ameren	Exelon
American Electric Power	First Energy
CenterPoint Energy	NextEra Energy
Consolidated Edison	Northeast Utilities
Constellation Energy	PG&E Corporation
Covanta	Public Service Enterprise Group
Dominion Resources	Southern Company
DTE Energy	Xcel Energy
Duke Energy

EIX is near the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2013, EIX’s revenues of $12.7 billion were approximately 1% above the peer group median of $12.5 billion (ranking 10th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2013, EIX’s market capitalization of $15.1 billion was approximately 4% above the peer group median of $14.5 billion (ranking 10th out of 20).

F.W. Cook provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Towers Watson 2012 Energy Services, the Towers Watson 2012 General Industry, and the AonHewitt 2012 Total Compensation Measurement pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The specific components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by F.W. Cook. Market median levels for 2013 were projected from available data with input from F.W. Cook.

Although the Committee generally targets the market median, it may vary from market median after taking into account individual performance, internal equity, or other factors it considers important.

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Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of F.W. Cook and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In particular, in concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics which limit risk:

  Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;

  Goals for annual incentive programs are varied (not focused on just one metric) and include risk management, safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

  Long-term incentive awards are subject to a multi-year vesting schedule;

  The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;

  Stock ownership guidelines require top officers to hold company stock worth two to six times their salary; and

  Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

Other Compensation Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. Because we do not believe that it is appropriate for retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have established the Executive Retirement Plan and the Executive Deferred Compensation Plan that permit our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative below to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs are eligible to participate.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except in the event of a change in control.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. We believe that the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Company’s interests during the change in control, the NEOs would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause within a defined period of a change in control. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits at all. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe that NEOs should be entitled to receive their cash severance

38	2014 Proxy Statement

CD&A

benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment would also have to occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control” below.

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction effectively ends the NEOs’ ability to realize any further value with respect to the equity awards. However, restricted stock units will continue, in connection with a change in control, to vest and be paid on the original schedule unless the award is terminated in connection with the change in control in accordance with special rules under Code Section 409A, or the officer’s employment is terminated involuntarily not for cause or constructively terminated within a specified period around the change in control.

For detailed information on the estimated potential payments and benefits payable to NEOs in the event of their termination of employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites

Perquisites were eliminated for our NEOs effective January 2012. In certain circumstances, the Company pays for or reimburses spousal travel expenses where an executive’s spouse attends a business-related function. Given the nature of these functions and the benefits to the Company, the Company does not consider the payment of spousal travel expenses to be a perquisite. However, in accordance with SEC rules, the incremental cost of such travel by an NEO’s spouse is included as All Other Compensation for the NEO for the corresponding year in the applicable Summary Compensation Table below.

Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to chief executive officers and certain other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to the EIX NEOs are structured to constitute performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This is consistent with EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines that require the NEOs to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for the NEOs are as follows:

  Mr. Craver – six times salary

  Messrs. Scilacci, Adler, and Litzinger – three times salary
  Ms. Sullivan and Messrs. Valdman, Dietrich, Swartz and Hemphill – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs have the right to acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until such time as the options or performance shares are actually exercised, or paid, as the case may be, and the shares are acquired. All of the NEOs currently meet their stock ownership requirements under these guidelines.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all directors and employees, including NEOs. In addition, directors and EIX executive officers may not pledge Company securities as collateral for loans.

Consideration of Clawback Policy

The SEC is expected to propose rules requiring public companies to adopt clawback policies to recover incentive-based compensation from executives under certain conditions. The Committee has decided to postpone the adoption of a clawback policy until the SEC issues its rules, but the clawback policy, at a minimum, will comply with the final rules when issued by the SEC.

2014 Proxy Statement	39

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2013 Annual Report and this Proxy Statement.

Brett White, Chair
Vanessa C.L. Chang
Luis G. Nogales
Richard T. Schlosberg, III
Peter J. Taylor

Compensation Committee Interlocks and Insider Participation

Mr. Taylor became a Committee member when the Committees were reappointed on April 25, 2013, and Mr. Freeman ceased to be a Committee member on that date. The other Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2013. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

40	2014 Proxy Statement

Executive Compensation

Summary Compensation Tables

The following tables present information regarding compensation of the EIX and SCE NEOs for service during 2013, and for 2012 and/or 2011 for individuals who were also NEOs in those years.

The tables below were prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. Specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2011-2013, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2011-2013, but represent the change in the actuarial present values of such NEOs’ accumulated pension benefits based on the assumptions we use for financial reporting purposes.

EIX Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
Position/	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr.	2013	1,200,000	—	2,700,109	2,700,004	2,142,450	2,163,285	183,008	11,088,856
EIX Chairman of the Board,	2012	1,191,762	—	2,670,074	2,670,004	2,049,300	2,782,262	143,283	11,506,685
President and CEO	2011	1,142,115	—	2,501,274	2,501,250	1,518,000	2,968,854	212,029	10,843,522
W. James Scilacci	2013	596,705	—	585,052	585,001	567,000	1,143,028	53,034	3,529,820
EIX Executive Vice President,	2012	577,529	—	565,587	565,503	575,505	1,364,237	48,787	3,697,148
CFO and Treasurer	2011	562,635	—	550,886	550,880	474,600	1,254,988	91,423	3,485,412
Robert L. Adler	2013	579,199	—	567,537	567,452	632,489	254,740	54,295	2,655,712
EIX Executive Vice President	2012	562,529	—	550,923	550,877	694,103	358,716	48,922	2,766,070
and General Counsel	2011	550,000	—	536,306	536,254	508,200	301,967	85,020	2,517,747
Bertrand A. Valdman	2013	462,529	—	255,807	255,752	414,315	157,302	22,952	1,568,657
EIX Senior Vice President	2012	450,000	—	222,890	222,753	350,831	151,805	20,682	1,418,961
Ronald L. Litzinger	2013	581,705	—	570,475	570,379	580,466	850,192	51,688	3,204,905
SCE President	2012	561,705	—	578,516	578,423	560,621	763,529	44,988	3,087,782
	2011	545,000	—	584,551	584,517	381,500	734,379	89,940	2,919,887

2014 Proxy Statement	41

EIX Summary Compensation Table

(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2013 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the maximum value of performance share awards included in the EIX Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The 2011 performance share awards vested as of December 31, 2013, and the value realized on vesting was substantially lower than the maximum value reported below. See the “Option Exercises and Stock Vested” table below for the value realized on vesting of the 2011 performance share awards. The performance periods for the 2012 and 2013 performance shares have not ended.

	Maximum	Maximum	Maximum
	Performance Share	Performance Share	Performance Share
	Potential as of	Potential as of	Potential as of
	Grant Date for 2013	Grant Date for 2012	Grant Date for 2011
	Awards	Awards	Awards
Name	($)	($)	($)
Theodore F. Craver, Jr.	2,700,173	2,670,124	2,501,287
W. James Scilacci	585,047	565,604	550,896
Robert L. Adler	567,567	550,948	536,313
Bertrand A. Valdman	255,833	222,938	—
Ronald L. Litzinger	570,535	578,572	584,519
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2013 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(3)	The reported amounts include : (i) 2013 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Craver $519,926; Mr. Scilacci $158,545; Mr. Adler $16,104; Mr. Valdman $33,963; and Mr. Litzinger $80,004; and (ii) the 2013 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Craver $1,643,358; Mr. Scilacci $984,483; Mr. Adler $238,636; Mr. Valdman $123,339; and Mr. Litzinger $770,188.

(4)	Amounts reported for 2013 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Craver. For Mr. Craver, the amount reported for 2013 includes $133,479 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, a $10,000 charitable matching gift (as a director, Mr. Craver was permitted to participate in the charitable matching gift program for directors described in footnote (5) to the “Director Compensation” table above), and $39,529 in transportation expenses for Mr. Craver’s spouse when she traveled with Mr. Craver and attended business-related functions. EIX does not consider payment of these business-related travel expenses to be a perquisite given the benefits to the Company of her attendance at the functions.

42	2014 Proxy Statement

SCE Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
Position/	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L. Litzinger	2013	581,705	—	570,475	570,379	580,466	850,192	51,688	3,204,905
SCE President	2012	561,705	—	578,516	578,423	560,621	763,529	44,988	3,087,782
	2011	545,000	—	584,551	584,517	381,500	734,379	89,940	2,919,887
Linda G. Sullivan	2013	341,300	—	169,027	168,947	291,428	394,683	29,981	1,395,366
SCE Senior Vice President	2012	341,300	—	161,336	161,267	316,769	339,275	27,221	1,347,168
and CFO	2011	341,300	—	153,591	153,587	225,300	354,316	63,326	1,291,420
Peter T. Dietrich(5)	2013	477,611	—	280,933	280,805	617,178	219,926	372,994	2,249,447
SCE Senior Vice President	2012	460,475	—	251,449	251,374	522,520	155,704	411,166	2,052,688
	2011	435,000	—	195,775	195,756	284,910	94,434	815,893	2,021,768
Russell C. Swartz	2013	360,138	—	163,005	162,901	295,664	397,234	24,284	1,403,226
SCE Senior Vice President	2012	350,700	—	165,774	165,709	299,454	483,855	21,945	1,487,437
and General Counsel
Stuart R. Hemphill	2013	336,700	—	151,615	151,516	237,500	420,778	28,077	1,326,186
SCE Senior Vice President
Stephen E. Pickett(6)	2013	400,000	—	180,072	180,005	203,974	284,646	31,987	1,280,684
Former SCE Executive	2012	400,000	—	180,117	180,001	297,000	233,797	30,508	1,321,423
Vice President	2011	400,000	—	198,060	198,005	220,000	585,844	68,783	1,670,692
(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2013 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

The table below shows the maximum value of performance share awards included in the SCE Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The 2011 performance share awards vested as of December 31, 2013, and the value realized on vesting was substantially lower than the maximum value reported below. See the “Option Exercises and Stock Vested” table below for the value realized on vesting of the 2011 performance share awards. The performance periods for the 2012 and 2013 performance shares have not ended.

	Maximum	Maximum	Maximum
	Performance Share	Performance Share	Performance Share
	Potential as of	Potential as of	Potential as of
	Grant Date for 2013	Grant Date for 2012	Grant Date for 2011
	Awards	Awards	Awards
Name	($)	($)	($)
Ronald L. Litzinger	570,535	578,572	584,519
Linda G. Sullivan	169,052	161,427	153,596
Peter T. Dietrich	280,973	251,552	195,752
Russell C. Swartz	163,021	165,786	—
Stuart R. Hemphill	151,681	—	—
Stephen E. Pickett	180,090	180,163	198,045
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2013 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

(3)	The reported amounts include (i) 2013 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Litzinger $80,004; Ms. Sullivan $34,422; Mr. Dietrich $43,564; Mr. Swartz $84,956; Mr. Hemphill $20,707; and Mr. Pickett $263,946; and (ii) the 2013 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Litzinger $770,188; Ms. Sullivan $360,261; Mr. Dietrich $176,362; Mr. Swartz $312,277; Mr. Hemphill $400,070; and Mr. Pickett $20,700.

(4)	Amounts reported for 2013 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Dietrich. For Mr. Dietrich, the amount reported for 2013 includes $47,994 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and payments totaling $325,000 that were paid pursuant to the terms of his employment offer in 2010.

(5)	The Non-Equity Incentive Plan Compensation reported for Mr. Dietrich for 2013 consists of an Executive Incentive Compensation Plan award of $427,680 and vesting of prior-year awards under a retention and performance incentive plan for executives employed at the San Onofre Nuclear Generating Station in the amount of $189,498.

(6)	Mr. Pickett was an SCE executive officer through November 30, 2013.

2014 Proxy Statement	43

Grants of Plan-Based Awards

The following tables present information regarding the incentive plan awards granted to the EIX and SCE NEOs during 2013 under the EIX 2007 Performance Incentive Plan and the potential 2013 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program or the EIX Executive Incentive Compensation Plan (EICP). See the CD&A above for further information regarding award terms reported in the tables below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

EIX Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									All Other	All Other
									Stock	Option		Grant
						Threshold	Target	Maximum	Awards:	Awards:	Exercise	Date Fair
						Number	Number	Number	Number	Number of	or Base	Value of
						of Shares	of Shares	of Shares	of Shares	Securities	Price of	Stock and
		Date of				of Stock	of Stock	of Stock	of Stock	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	or Units	or Units	or Units	or Units	Options	Awards	Awards(3)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/1/2013	2/27/2013								503,732	48.48	2,700,004
TSR Performance Shares	3/1/2013	2/27/2013				3,124	12,494	24,988				675,051
EPS Performance Shares	3/1/2013	2/27/2013				3,481	13,924	27,848				675,036
Restricted Stock Units	3/1/2013	2/27/2013							27,847			1,350,023
Annual Incentive			N/A 1,380,000		2,760,000
W. James Scilacci
Stock Options	3/1/2013	2/27/2013								109,142	48.48	585,001
TSR Performance Shares	3/1/2013	2/27/2013				677	2,707	5,414				146,259
EPS Performance Shares	3/1/2013	2/27/2013				754	3,017	6,034				146,264
Restricted Stock Units	3/1/2013	2/27/2013							6,034			292,528
Annual Incentive			N/A	420,000	840,000
Robert L. Adler
Stock Options	3/1/2013	2/27/2013								105,868	48.48	567,452
TSR Performance Shares	3/1/2013	2/27/2013				657	2,626	5,252				141,883
EPS Performance Shares	3/1/2013	2/27/2013				732	2,927	5,854				141,901
Restricted Stock Units	3/1/2013	2/27/2013							5,853			283,753
Annual Incentive			N/A	407,400	814,800
Bertrand A. Valdman
Stock Options	3/1/2013	2/27/2013								47,715	48.48	255,752
TSR Performance Shares	3/1/2013	2/27/2013				296	1,184	2,368				63,972
EPS Performance Shares	3/1/2013	2/27/2013				330	1,319	2,638				63,945
Restricted Stock Units	3/1/2013	2/27/2013							2,638			127,890
Annual Incentive			N/A	279,000	558,000
Ronald L. Litzinger
Stock Options	3/1/2013	2/27/2013								106,414	48.48	570,379
TSR Performance Shares	3/1/2013	2/27/2013				660	2,640	5,280				142,639
EPS Performance Shares	3/1/2013	2/27/2013				736	2,942	5,884				142,628
Restricted Stock Units	3/1/2013	2/27/2013							5,883			285,208
Annual Incentive			N/A	409,500	819,000
(1)	Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.

(2)	Half of each NEO’s 2013 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2013 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.

(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2013 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the EIX Summary Compensation Table.

44	2014 Proxy Statement

SCE Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									All Other	All Other
									Stock	Option		Grant
						Threshold	Target	Maximum	Awards:	Awards:	Exercise	Date Fair
						Number	Number	Number	Number of	Number of	or Base	Value of
						of Shares	of Shares	of Shares	Shares of	Securities	Price of	Stock and
		Date of				of Stock	of Stock	of Stock	Stock	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	or Units	or Units	or Units	or Units	Options	Awards	Awards(3)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ronald L. Litzinger
Stock Options	3/1/2013	2/27/2013								106,414	48.48	570,379
TSR Performance Shares	3/1/2013	2/27/2013				660	2,640	5,280				142,639
EPS Performance Shares	3/1/2013	2/27/2013				736	2,942	5,884				142,628
Restricted Stock Units	3/1/2013	2/27/2013							5,883			285,208
Annual Incentive			N/A	409,500	819,000
Linda G. Sullivan
Stock Options	3/1/2013	2/27/2013								31,250	48.48	168,947
TSR Performance Shares	3/1/2013	2/27/2013				196	782	1,564				42,251
EPS Performance Shares	3/1/2013	2/27/2013				218	872	1,744				42,275
Restricted Stock Units	3/1/2013	2/27/2013							1,743			84,501
Annual Incentive			N/A	187,715	375,430
Peter T. Dietrich
Stock Options	3/1/2013	2/27/2013								52,389	48.48	280,805
TSR Performance Shares	3/1/2013	2/27/2013				325	1,300	2,600				70,239
EPS Performance Shares	3/1/2013	2/27/2013				362	1,449	2,898				70,248
Restricted Stock Units	3/1/2013	2/27/2013							2,897			140,447
Annual Incentive			N/A	264,000	528,000
Russell C. Swartz
Stock Options	3/1/2013	2/27/2013								30,392	48.48	162,901
TSR Performance Shares	3/1/2013	2/27/2013				189	754	1,508				40,739
EPS Performance Shares	3/1/2013	2/27/2013				210	841	1,682				40,772
Restricted Stock Units	3/1/2013	2/27/2013							1,681			81,495
Annual Incentive			N/A	199,100	398,200
Stuart R. Hemphill
Stock Options	3/1/2013	2/27/2013								28,268	48.48	151,516
TSR Performance Shares	3/1/2013	2/27/2013				176	702	1,404				37,929
EPS Performance Shares	3/1/2013	2/27/2013				196	782	1,564				37,911
Restricted Stock Units	3/1/2013	2/27/2013							1,563			75,774
Annual Incentive			N/A	185,185	370,370
Stephen E. Pickett
Stock Options	3/1/2013	2/27/2013								33,583	48.48	180,005
TSR Performance Shares	3/1/2013	2/27/2013				208	833	1,666				45,007
EPS Performance Shares	3/1/2013	2/27/2013				232	929	1,858				45,038
Restricted Stock Units	3/1/2013	2/27/2013							1,857			90,027
Annual Incentive			N/A	201,456	402,912
(1)	Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.

(2)	Half of each NEO’s 2013 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2013 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.

(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2013 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the SCE Summary Compensation Table.

2014 Proxy Statement	45

Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by the EIX and SCE NEOs at the end of 2013. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2013.

EIX Outstanding Equity Awards Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F.	1/2/2004	49,500	—	21.8750	1/2/2014	—	—	—	—
Craver, Jr.	1/3/2005	100,644	—	31.9350	1/2/2015	—	—	—	—
	2/16/2005	72,000	—	32.7100	1/2/2015	—	—	—	—
	3/1/2006	60,020	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	84,699	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	87,793	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	23,149	—	51.3800	1/2/2018	—	—	—	—
	9/30/2008	240,385	—	39.9000	1/2/2018	—	—	—	—
	3/3/2009	498,349	—	24.8400	1/2/2019	—	—	—	—
	3/3/2010	345,849	115,280	33.3000	1/2/2020	—	—	—	—
	3/3/2011	220,182	220,179	37.9600	1/4/2021	—	—	—	—
	3/5/2012	127,874	383,621	43.1000	1/3/2022	—	—	6,895	319,254
	3/1/2013	—	503,732	48.4800	1/3/2023			6,797	314,722
W. James	1/3/2005	24,783	—	31.9350	1/2/2015	—	—	—	—
Scilacci	3/1/2006	15,926	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	19,902	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	25,788	—	49.9500	1/2/2018	—	—	—	—
	9/30/2008	48,354	—	39.9000	1/2/2018	—	—	—	—
	3/3/2009	118,655	—	24.8400	1/2/2019	—	—	—	—
	3/3/2010	80,700	26,897	33.3000	1/2/2020	—	—	—	—
	3/3/2011	48,494	48,492	37.9600	1/4/2021	7,951	368,131	—	—
	3/5/2012	27,084	81,250	43.1000	1/3/2022	6,953	321,941	1,461	67,629
	3/1/2013	—	109,142	48.4800	1/3/2023	6,210	287,536	1,473	68,191
Robert L.	9/30/2008	100,962	—	39.9000	1/2/2018	—	—	—	—
Adler	3/3/2010	73,362	24,454	33.3000	1/2/2020	—	—	—	—
	3/3/2011	47,206	47,205	37.9600	1/4/2021	—	—	—	—
	3/5/2012	26,383	79,149	43.1000	1/3/2022	—	—	1,423	65,875
	3/1/2013	—	105,868	48.4800	1/3/2023	—	—	1,429	66,154

46	2014 Proxy Statement

EIX Outstanding Equity Awards

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Bertrand A.	3/31/2011	38,500	38,497	36.5900	1/4/2021	6,012	278,370	—	—
Valdman	3/5/2012	10,669	32,004	43.1000	1/3/2022	2,740	126,843	576	26,657
	3/1/2013	—	47,715	48.4800	1/3/2023	2,715	125,708	644	29,819
Ronald L.	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
Litzinger	3/1/2006	18,777	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	24,107	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.3800	1/2/2018	—	—	—	—
	3/3/2009	122,215	—	24.8400	1/2/2019	—	—	—	—
	3/3/2010	75,564	25,186	33.3000	1/2/2020	—	—	—	—
	3/3/2011	51,454	51,454	37.9600	1/4/2021	8,438	390,658	—	—
	3/5/2012	27,703	83,106	43.1000	1/3/2022	7,112	329,301	1,494	69,175
	3/1/2013	—	106,414	48.4800	1/3/2023	6,055	280,340	1,436	66,499
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2013.

(4)	Subject to each NEO’s continued employment, the 2012 performance share grants become earned and vested based on EIX’s comparative TSR over a three-year performance period (2012-2014), while half of each NEO’s 2013 performance share grants become earned and vested based on EIX’s comparative TSR during the 2013-2015 performance period and the remainder become earned and vested based on EIX’s three-year (2013-2015) average annual core earnings per share, measured against target levels. The number of performance shares included for each NEO in column (i) of the table above is the number of shares that may become earned if EIX’s TSR for the applicable performance period is at the 25th percentile of the comparison group of companies and EIX’s earnings per share are equal to 80% of the target level each year in the performance period. These are the threshold numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2012 and 2013 grants, and equal 25% of the target number of shares.

2014 Proxy Statement	47

SCE Outstanding Equity Awards Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L.	1/3/2005	21,706	—	31.9350	1/2/2015	—	—	—	—
Litzinger	3/1/2006	18,777	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	24,107	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.9500	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.3800	1/2/2018	—	—	—	—
	3/3/2009	122,215	—	24.8400	1/2/2019	—	—	—	—
	3/3/2010	75,564	25,186	33.3000	1/2/2020	—	—	—	—
	3/3/2011	51,454	51,454	37.9600	1/4/2021	8,438	390,658	—	—
	3/5/2012	27,703	83,106	43.1000	1/3/2022	7,112	329,301	1,494	69,175
	3/1/2013	—	106,414	48.4800	1/3/3023	6,055	280,340	1,436	66,499
Linda G.	4/4/2005	224	—	35.4200	1/2/2015	—	—	—	—
Sullivan	6/1/2005	4,087	—	37.1450	1/2/2015	—	—	—	—
	3/3/2008	9,497	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	6,768	—	24.8400	1/2/2019	—	—	—	—
	9/30/2009	10,720	—	33.5800	1/2/2019	—	—	—	—
	3/3/2010	23,415	7,802	33.3000	1/2/2020	—	—	—	—
	3/3/2011	9,797	13,520	37.9600	1/4/2021	2,217	102,636	—	—
	3/5/2012	—	23,170	43.1000	1/3/2022	1,983	91,808	417	19,296
	3/1/2013	—	31,520	48.4800	1/3/2023	1,794	83,058	426	19,704
Peter T.	12/31/2010	26,358	8,786	38.6000	1/2/2020	—	—	—	—
Dietrich	3/3/2011	17,232	17,232	37.9600	1/4/2021	2,826	130,845	—	—
	3/5/2012	12,039	36,117	43.1000	1/3/2022	3,091	143,134	649	30,067
	3/1/2013	—	52,389	48.4800	1/3/2023	2,982	138,050	707	32,749
Russell C.	1/3/2005	11,928	—	31.9350	1/2/2015	—	—	—	—
Swartz	3/1/2006	7,702	—	44.2950	1/4/2016	—	—	—	—
	3/5/2007	6,659	—	47.4100	1/3/2017	—	—	—	—
	3/3/2008	9,965	—	49.9500	1/2/2018	—	—	—	—
	3/3/2009	28,624	—	24.8400	1/2/2019	—	—	—	—
	3/3/2010	15,444	5,146	33.3000	1/2/2020	—	—	—	—
	3/3/2011	13,894	13,891	37.9600	1/4/2021	—	—	—	—
	3/5/2012	7,937	23,808	43.1000	1/3/2022	—	—	428	19,824
	3/1/2013	—	30,392	48.4800	1/3/2023	—	—	410	19,001
Stuart R.	3/5/2007	5,074	—	47.4100	1/3/2017	—	—	—	—
Hemphill	3/3/2008	7,679	—	49.9500	1/2/2018	—	—	—	—
	3/3/2010	—	6,363	33.3000	1/2/2020	—	—	—	—
	3/3/2011	—	12,125	37.9600	1/4/2021	1,989	92,084	—	—
	3/5/3012	7,752	23,946	43.1000	1/3/2022	2,050	94,899	431	19,934
	3/1/2013	—	28,268	48.4800	1/3/2023	1,609	74,481	382	17,679

48	2014 Proxy Statement

SCE Outstanding Equity Awards

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen	3/3/2010	—	8,642	33.3000	1/2/2020	—	—	—	—
E. Pickett	3/3/2011	—	17,430	37.9600	1/4/2021	—	—	—	—
	3/5/2012	—	25,862	43.1000	1/3/2022	—	—	465	21,541
	3/1/2013	—	30,785	48.4800	1/3/2023	—	—	417	19,311
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2013.

(4)	Subject to each NEO’s continued employment, the 2012 performance share grants become earned and vested based on EIX’s comparative TSR over a three-year performance period (2012-2014), while half of each NEO’s 2013 performance share grants become earned and vested based on EIX’s comparative TSR during the 2013-2015 performance period and the remainder become earned and vested based on EIX’s three-year (2013-2015) average annual core earnings per share, measured against target levels. The number of performance shares included for each NEO in column (i) of the table above is the number of shares that may become earned if EIX’s TSR for the applicable performance period is at the 25th percentile of the comparison group of companies and EIX’s earnings per share are equal to 80% of the target level each year in the performance period. These are the threshold numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2012 and 2013 grants, and equal 25% of the target number of shares.

2014 Proxy Statement	49

Option Exercises and Stock Vested

The following tables present information regarding the exercise of stock options by the EIX and SCE NEOs and vesting of stock awards during 2013. The stock awards listed in the following tables represent the value realized on the vesting of restricted stock units during 2013, and the value realized on the vesting of 2011 performance share awards payable for the 2011-2013 performance period. The value realized on the vesting of the 2011 performance share awards was 25% of the target award value because EIX’s TSR ranked in the 40th percentile of its peer group for the performance period.

EIX Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired	Value Realized on
	Exercise	Exercise(1)	on Vesting(2)	Vesting(2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	66,665	1,845,228	77,020	3,555,114
W. James Scilacci	—	—	11,143	414,807
Robert L. Adler	124,588	2,944,619	16,307	752,681
Bertrand A. Valdman	—	—	2,166	100,303
Ronald L. Litzinger	19,371	542,349	10,729	494,392
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.

(2)	For Messrs. Craver and Adler, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2013 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2013 (for Mr. Craver, 28,661 units with a December 31, 2013 value of $1,326,982 and, for Mr. Adler, 6,024 units with a December 31, 2013 value of $278,911). In accordance with applicable SEC rules, these units are also reported as 2013 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested, they were not yet payable on December 31, 2013.

(3)	The value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

SCE Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized on	Shares Acquired	Value Realized on
	Exercise	Exercise(1)	on Vesting(2)	Vesting(2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Ronald L. Litzinger	19,371	542,349	10,729	494,392
Linda G. Sullivan	24,446	123,920	3,217	120,371
Peter T. Dietrich	—	—	3,542	163,218
Russell C. Swartz	14,704	404,837	4,089	161,483
Stuart R. Hemphill	20,000	326,720	2,669	122,968
Stephen E. Pickett	110,013	680,196	5,428	250,498
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.

(2)	For Messrs. Swartz and Pickett, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2013 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2013 (for Mr. Swartz, 1,730 units with a December 31, 2013 value of $80,104 and, for Mr. Pickett, 1,756 units with a December 31, 2013 value of $81,304). In accordance with applicable SEC rules, these units are also reported as 2013 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested, they were not yet payable on December 31, 2013.

(3)	The value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

50	2014 Proxy Statement

Pension Benefits

The following tables present information regarding the present value of accumulated benefits that may become payable to the EIX and SCE NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

EIX Pension Benefits Table

				Payments
		Number of Years	Present Value of	During Last
		Credited Service(1)	Accumulated Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	17	464,195	—
	Executive Retirement Plan	17	13,425,532	—
W. James Scilacci	SCE Retirement Plan	30	923,756	—
	Executive Retirement Plan	30	6,516,142	—
Robert L. Adler	SCE Retirement Plan	6	125,085	—
	Executive Retirement Plan	6	1,145,086	—
Bertrand A. Valdman	SCE Retirement Plan	3	43,268	—
	Executive Retirement Plan	3	232,040	—
Ronald L. Litzinger	SCE Retirement Plan	28	833,181	—
	Executive Retirement Plan	28	4,585,964	—
(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2013. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2013 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2013 Annual Report.

SCE Pension Benefits Table

				Payments
		Number of Years	Present Value of	During Last
		Credited Service(1)	Accumulated Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Ronald L. Litzinger	SCE Retirement Plan	28	833,181	—
	Executive Retirement Plan	28	4,585,964	—
Linda G. Sullivan	SCE Retirement Plan	23	446,294	—
	Executive Retirement Plan	23	1,912,261	—
Peter T. Dietrich	SCE Retirement Plan	3	44,294	—
	Executive Retirement Plan	3	288,689	—
Russell C. Swartz	SCE Retirement Plan	21	649,060	—
	Executive Retirement Plan	21	2,089,348	—
Stuart R. Hemphill	SCE Retirement Plan	28	512,200	—
	Executive Retirement Plan	28	1,497,118	—
Stephen E. Pickett	SCE Retirement Plan	35	1,713,631	—
	Executive Retirement Plan	35	3,937,000	—
(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2013. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2013 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2013 Annual Report.

2014 Proxy Statement	51

Pension Benefits

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the full cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 points as of the date the individual’s cash balance account was established) are considered “grandfathered” and accrue benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2012, Mr. Pickett was eligible for an unreduced early retirement benefit.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that were accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits are calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years.

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Ms. Sullivan and Messrs. Craver, Scilacci, Litzinger, and Pickett receive an additional service percentage of 3/4% per year for the first ten years of service, which results in an additional 7 1/2% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of calculating the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. The Company makes these additional years of service and age credits available in order to attract and retain qualified executives.

52	2014 Proxy Statement

Pension Benefits

Vesting

Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60, 120, or 180 months; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2013, Messrs. Craver, Swartz and Pickett were eligible for an unreduced early retirement benefit, and Ms. Sullivan and Messrs. Scilacci and Litzinger were eligible for reduced early retirement or special early retirement benefits.

2014 Proxy Statement	53

Non-Qualified Deferred Compensation

The following tables present information regarding the contributions to and earnings on the EIX and SCE NEOs’ deferred compensation balances during 2013, and the total deferred amounts for the NEOs at the end of 2013. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

EIX Non-Qualified Deferred Compensation Table

	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance at Last
	Last Fiscal Year(2)	Last Fiscal Year(2)	in Last Fiscal Year(3)	Distributions(4)	Fiscal Year End
Name(1)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.	182,958	1,445,161	973,881	1,729,929	20,643,221
W. James Scilacci	231,045	37,734	296,973	—	5,172,878
Robert L. Adler	64,785	319,158	30,165	366,949	1,500,573
Bertrand A. Valdman	201,615	22,952	63,617	—	1,167,743
Ronald L. Litzinger(5) EDCP	338,395	36,388	126,869	—	2,265,771
AODCP	—	—	22,988	—	538,414
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)	The amounts reported as executive and registrant contributions in 2013 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated. For Messrs. Craver and Adler, the amounts reported as registrant contributions in 2013 include, respectively, $1,326,982 and $278,911 (based on the closing price of EIX Common Stock on December 31, 2013) of restricted stock units awarded in 2013 that are considered to have become vested during 2013 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested at the end of 2013, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2013 has been included as compensation in the Stock Awards column of the EIX Summary Compensation Table above.

(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the EIX Summary Compensation Table above.

(4)	For Messrs. Craver and Adler, the amounts reported as aggregate withdrawals/distributions reflect 2013 payments in EIX Common Stock (based on the closing price of EIX Common Stock on January 2, 2014) for restricted stock units awarded in 2010 that are considered to have become vested but not payable during 2012 as a result of the retirement vesting provisions applicable to the award.

(5)	Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

54	2014 Proxy Statement

SCE Non-Qualified Deferred Compensation Table

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
		Last Fiscal Year(2)	Last Fiscal Year(2)	Last Fiscal Year(3)	Distributions(4)	Fiscal Year End
Name(1)		($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)
Ronald L. Litzinger(5)	EDCP	338,395	36,388	126,869	—	2,265,771
	AODCP	—	—	22,988	—	538,414
Linda G. Sullivan		25,832	14,681	64,476	—	1,116,982
Peter T. Dietrich		168,314	32,694	81,601	—	1,327,478
Russell C. Swartz		149,727	89,088	159,134	77,290	2,946,391
Stuart R. Hemphill		144,238	12,777	38,788	—	715,497
Stephen E. Pickett		335,462	97,991	494,401	129,747	8,615,146
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the compensation was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)	The amounts reported as executive and registrant contributions in 2013 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated. For Messrs. Swartz and Pickett, the amounts reported as registrant contributions in 2013 include, respectively, $80,104 and $81,304 (based on the closing price of EIX Common Stock on December 31, 2013) of restricted stock units awarded in 2013 that are considered to have become vested during 2013 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested at the end of 2013, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2013 has been included as compensation in the Stock Awards column of the SCE Summary Compensation Table above.

(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the SCE Summary Compensation Table above.

(4)	For Messrs. Swartz and Pickett, the amounts reported as aggregate withdrawals/distributions reflect 2013 payments in EIX Common Stock (based on the closing price of EIX Common Stock on January 2, 2014) for restricted stock units awarded in 2010 that are considered to have become vested but not payable during 2012 as a result of the retirement vesting provisions applicable to the award.

(5)	Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer: up to 75% of base salary; up to 100% of any annual incentive award earned; up to 100% of any special retention, recognition, or other special cash award; and up to 100% of dividend equivalents associated with stock options granted prior to 2007, the cash portion of performance share payouts and certain other qualifying equity awards (other than stock options).

The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending November 1 of the prior year. EIX established this interest rate for all plan participants, and has discretion to change the applicable interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum

2014 Proxy Statement	55

and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; or monthly installments for 60, 120 or 180 months.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2013 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2013.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

  A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the portion of the calendar year employed prior to severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

  Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

  Continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan described under “Survivor Benefit Plan” below;

56	2014 Proxy Statement

Termination or Change in Control

  Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and

  Reimbursement for educational costs up to the amount allowed under an applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

  Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;

  Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;

  A period of up to one year to exercise any vested stock options;

  Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and

  Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For EIX NEOs other than Mr. Valdman, the enhanced change-in-control severance benefits would be:

  Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

  Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

  An extension of three years of eligibility under the EIX 2008 Executive Survivor Benefit Plan (“Survivor Benefit Plan”);

  Three years of service and age credits under the Executive Retirement Plan; and

  Reimbursement of up to $50,000 for outplacement costs.

For SCE NEOs and Mr. Valdman, the enhanced change-in-control severance benefits would be:

  Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

  Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

  An extension of two years of eligibility under the Survivor Benefit Plan;

  Two years of service and age credits under the Executive Retirement Plan; and

  Reimbursement of up to $30,000 for outplacement costs.

2014 Proxy Statement	57

Termination or Change in Control

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit for senior officers such as the participating NEOs is equal to one year’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. All of the participating NEOs except Messrs. Adler, Valdman, Dietrich, Swartz and Hemphill are eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum at the time of death.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO will generally receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The “Non-Qualified Deferred Compensation” table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Messrs. Valdman and Dietrich had such unvested amounts as of December 31, 2013, which would have totaled $649,106 and $1,168,652, respectively.

The Executive Deferred Compensation Plan provides that, if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance will be doubled and paid out on the schedule previously elected by the participant. Only Mr. Adler was eligible for this benefit as of December 31, 2013, as the other NEOs have either been participants in the plan for more than ten years or began participating on or after January 1, 2009.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

58	2014 Proxy Statement

EIX Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2013 to the EIX NEOs in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

		Enhanced Change in
	Severance	Control Severance(1)	Death(2)
Name	($)	($)	($)
Theodore F. Craver, Jr.
Lump sum cash	3,960,000	9,120,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	651,719	1,955,000
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	10,238,406
W. James Scilacci
Lump sum cash	1,440,000	3,480,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	125,640	377,077
Equity acceleration	778,896	1,597,233
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,851,577
Robert L. Adler
Lump sum cash	1,396,800	3,375,600
Health care coverage	11,054	16,580
Retirement plan benefits(4)	230,850	692,833
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	2,945,974
Bertrand A. Valdman
Lump sum cash	1,023,000	1,767,000
Health care coverage	19,403	29,104
Retirement plan benefits(4)	1,307,390	1,501,798
Equity acceleration	422,141	718,044
Reimbursable expenses(6)	25,000	35,000
Survivor benefits(7)	—	—	1,364,189
Ronald L. Litzinger
Lump sum cash	1,404,000	3,393,000
Health care coverage(3)	155,873	155,873
Retirement plan benefits(4)	167,469	431,973
Equity acceleration	795,521	1,605,586
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,633,888
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.

(3)	Messrs. Craver and Scilacci would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Litzinger would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Valdman, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.

(5)	Messrs. Craver’s and Adler’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.

(6)	Includes outplacement and educational assistance benefits.

(7)	Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan and, for Mr. Adler, the additional value of survivor benefits from the doubled account balance under the Executive Deferred Compensation Plan discussed under “Deferred Compensation Plans” above in this section.

2014 Proxy Statement	59

SCE Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2013 to the SCE NEOs who remain employed by SCE in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

		Enhanced Change in
	Severance	Control Severance(1)	Death(2)
Name	($)	($)	($)
Ronald L. Litzinger
Lump sum cash	1,404,000	3,393,000
Health care coverage(3)	155,873	155,873
Retirement plan benefits(4)	167,469	431,973
Equity acceleration	795,521	1,605,586
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,633,888
Linda G. Sullivan
Lump sum cash	716,730	1,245,745
Health care coverage(3)	204,842	204,842
Retirement plan benefits(4)	86,087	172,174
Equity acceleration	221,523	455,655
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	2,070,766
Peter T. Dietrich
Lump sum cash	1,008,000	1,752,000
Health care coverage	17,492	26,237
Retirement plan benefits(4)	1,379,024	1,589,396
Equity acceleration	334,860	596,130
Reimbursable expenses(6)	25,000	35,000
Survivor benefits(7)	—	—	1,247,084
Russell C. Swartz
Lump sum cash	760,200	1,321,300
Health care coverage(3)	—	—
Retirement plan benefits(4)	130,437	260,875
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	1,050,734
Stuart R. Hemphill
Lump sum cash	707,070	1,228,955
Health care coverage(3)	204,842	204,842
Retirement plan benefits(4)	71,758	143,516
Equity acceleration	213,891	422,380
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	988,685
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.

(3)	Mr. Swartz would have been eligible for retiree health care benefits if he retired regardless of whether he was eligible to receive severance benefits. Ms. Sullivan and Messrs. Litzinger and Hemphill would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Dietrich, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.

(5)	Mr. Swartz’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.

(6)	Includes outplacement and educational assistance benefits.

(7)	Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan.

60	2014 Proxy Statement

Item 4	Shareholder Proposal Regarding an Independent Board Chairman

To Be Voted On By EIX Shareholders Only

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 4.”

Proposal 4 — Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Plus Richard Schlosberg appeared to be a weak Lead Director. Mr. Schlosberg also chaired our Executive pay committee and Edison was rated D in executive pay by GMI Ratings, an independent investment research firm.

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings gave Edison an F in environmental and social issues in addition to a D in executive pay. Theodore Craver was given $11 million in annual pay. Mr. Craver’s perks were also excessive relative to peers. There was no clawback policy to recoup unearned executive pay based on fraud or error. Our company had no links to environmental or social performance in its executive incentive pay policies.

There were 3 directors with long-tenure which was a negative factor for director independence: Luis Nogales (20-years), Ronald Olson (18-years) and Thomas Sutton (18-years). Inside-related Mr. Olson received by far our highest negative votes. There was not one member of our audit committee with general expertise in accounting or financial management. There was not one non-executive member of the board who has general expertise in risk management. Edison had a history of significant restatements, special charges or write-offs. GMI said Edison had higher shareholder class action litigation risk than 92% of all rated companies.

Management had a unilateral right to amend our company’s articles/constitution and bylaws without shareholder approval and we had a potential stock dilution of 14%. Edison’s environmental impact disclosure practices were significantly worse than its peers. Edison had not identified specific environmental impact reduction targets. In September 2013, Federal regulators said Edison and Mitsubishi were responsible for design flaws that led to the permanent shutdown of the San Onofre Nuclear Plant.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value: Independent Board Chairman – Proposal 4

2014 Proxy Statement	61

Shareholder Proposal

EIX Board Recommendation “Against” Item 4

The EIX Board of Directors has considered the shareholder proposal requesting the Board to adopt a policy that the Chairman of the Board be an independent director (Item 4 on your proxy card) and recommends that you vote “Against” the proposal for the following reasons.

The Board believes it is in the Company’s best interests to have flexibility in determining whether to separate or combine the roles of Chairman and CEO.

We have given, and will continue to give, serious consideration to the merits of separating the positions of Chairman and CEO and electing an independent Chairman. However, we believe that it is best for the Company and its shareholders that the Board have the flexibility to determine the best leadership structure for the Company based on the circumstances, rather than adopt a rigid standard requiring an independent Chairman in all cases. An inflexible policy could deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman or to recruit the best individual to serve as CEO. Altering the leadership structure could send a negative signal about the Board’s confidence in the CEO. The Company may benefit from the clarity and accountability provided by having one person serve as Chairman and CEO, particularly in challenging circumstances. We have reviewed current practices in our industry and trends in this area. We have not found persuasive evidence that separating the positions results in better Company performance or Board effectiveness.

In considering this shareholder proposal, we have taken into consideration the shareholder votes on the same proposal in each of the last two years. The proposal did not pass in either year and support for the proposal declined from 39% of the votes cast in 2012 to 19% of the votes cast in 2013. This indicates that a significant majority of our shareholders support maintaining our current leadership structure at the present time.

We have a strong Lead Director role.

Our Corporate Governance Guidelines provide for a strong independent Lead Director role. The independent directors annually elect an independent director to serve as Lead Director. Richard T. Schlosberg has served as our Lead Director since April 2010. Our Lead Director:

  presides at all meetings at which the Chairman is not present, including executive sessions of the independent directors;

  has authority to call meetings of the independent directors;

  serves as a liaison between the Chairman and the independent directors;
  approves agendas and schedules for Board meetings, and the flow of information to the Board; and

  is available for consultation and direct communication with our shareholders and other interested parties.

We have an effective process in place to oversee the CEO’s performance.

Our Corporate Governance Guidelines provide that the Compensation and Executive Personnel Committee, which consists entirely of independent directors, will annually evaluate the performance of the CEO. The Committee evaluates his performance in achieving Company goals and objectives relevant to his compensation in executive session without the CEO present and determines the CEO’s compensation. In addition, the Lead Director annually solicits input on the CEO’s performance from each of the non-employee directors and reports to the Board on the input received. The Board reviews the performance of the CEO in executive session without the CEO present and the Lead Director provides feedback to the CEO.

Our process provides effective, independent oversight of the performance of the CEO. Separating the positions of Chairman and CEO is not necessary for this purpose.

We have corporate governance practices in place to provide effective oversight.

Our existing corporate governance practices provide for strong independent leadership on the Board, with effective oversight of management. Our Bylaws require that our directors be elected by a majority vote and permit shareholders holding 10% of our shares to call a special meeting. The Board has nominated 12 directors for election at the Annual Meeting, 11 of whom are independent to serve on the Board under NYSE rules. Mr. Craver is the only director nominee who is a current or former employee of EIX or any of its subsidiaries. Three key committees of the Board – the Audit Committee, the Nominating/Corporate Governance Committee, and the Compensation and Executive Personnel Committee – are comprised entirely of independent directors who meet regularly. In addition, the Board meets regularly in executive session without the CEO present. In 2013, the Board held six executive sessions of the non-employee directors and one executive session of the independent directors.

These existing corporate governance practices ensure that the Board maintains strong independent leadership to oversee management and best serve our shareholders. Given the role of our Lead Director, the Board believes that adopting a policy that the Chairman of the Board must be an independent director is not necessary for effective independent Board leadership. A more flexible policy better serves the interests of the Company and its shareholders.

For the foregoing reasons, the EIX Board recommends that you vote “AGAINST” Item 4.

62	2014 Proxy Statement

DIRECTIONS TO THE ANNUAL MEETING

Thursday, April 24, 2014
9:00 a.m. Pacific Time
Hilton Los Angeles/San Gabriel Hotel
225 West Valley Boulevard
San Gabriel, California 91776

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

EDISON INTERNATIONAL

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 24, 2014
9:00 a.m., Pacific Time
Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

Directions to the Edison International Annual
Meeting are available in the proxy statement which
can be viewed at www.edison.com/annualmeeting

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 24, 2014.

Notice is hereby given that the Annual Meeting of Shareholders of Edison International will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and the 2013 Annual Report are available at www.edison.com/annualmeeting.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 11, 2014 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3, and “AGAINST” Item 4:
1.	Election of Directors:
	01	Jagjeet S. Bindra	05	Bradford M. Freeman	09	Thomas C. Sutton
	02	Vanessa C.L. Chang	06	Luis G. Nogales	10	Ellen O. Tauscher
	03	France A. Córdova	07	Richard T. Schlosberg, III	11	Peter J. Taylor
	04	Theodore F. Craver, Jr.	08	Linda G. Stuntz	12	Brett White

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm

3.	Advisory Vote to Approve the Company’s Executive Compensation

4.	Shareholder Proposal Regarding an Independent Board Chairman

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/eix

  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 23, 2014, except for Edison 401(k) Savings Plan shareholders who must vote by 9:00 p.m. Pacific Time on April 22, 2014.
  Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.proxydocs.com/eix. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 1-866-870-3684 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “EIX Materials Request” in the subject line. The email must include:
  The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
  Your preference to receive printed materials via mail -or- an email with links to the electronic materials.
  If you choose email delivery, you must include the email address.
  If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permitting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the company number provided on the first page of this Notice to vote your shares at www.proxypush.com/eix.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/eix Use the Internet to vote your proxy.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it n the postage-paid envelope provided.

Your vote by phone or Internet authorizes the proxies and/or the Edison 401(k) Savings Plan Edison International stock fund trustee to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Voting instructions to the Edison International stock fund trustee are confidential. All stock for which the Edison International stock fund trustee has not received voting instructions by 9:00 p.m., Pacific Time, on April 22, 2014, will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA. All other stock may be voted by phone or Internet through 9:00 p.m., Pacific Time, on April 23, 2014.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please fold here – Do not separate ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3, and “AGAINST” Item 4.

1.	Election of directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Jagjeet S. Bindra	☐	☐	☐	07 Richard T. Schlosberg, III	☐	☐	☐

	02 Vanessa C.L. Chang	☐	☐	☐	08 Linda G. Stuntz	☐	☐	☐

	03 France A. Córdova	☐	☐	☐	09 Thomas C. Sutton	☐	☐	☐

	04 Theodore F. Craver, Jr.	☐	☐	☐	10 Ellen O. Tauscher	☐	☐	☐

	05 Bradford M. Freeman	☐	☐	☐	11 Peter J. Taylor	☐	☐	☐

	06 Luis G. Nogales	☐	☐	☐	12 Brett White	☐	☐	☐

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Advisory Vote to Approve the Company’s Executive Compensation	☐	For	☐	Against	☐	Abstain

4.	Shareholder Proposal Regarding an Independent Board Chairman	☐	For	☐	Against	☐	Abstain

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, AND “AGAINST” ITEM 4.

Date	I plan to attend the meeting. ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

2014 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014
9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

EDISON INTERNATIONAL	proxy card

Annual Meeting — April 24, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 24, 2014, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, AND “AGAINST” ITEM 4. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:

If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of February 28, 2014. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 9:00 p.m., Pacific Time, on April 22, 2014, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

The following email was sent on March 14, 2014 to Edison International registered and 401(k) Plan shareholders who previously requested email delivery of their proxy materials:

Dear Edison International Shareholder:

The 2014 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday, April 24, 2014 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2013 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific Time on April 23, 2014, except shares held through the Edison 401(k) Savings Plan must be voted by 9:00 p.m. Pacific Time on April 22, 2013.

You will need the following important number to access the Internet voting site and vote your shares:

Your personal eleven-digit control number: 00000000000

If you receive more than one email, it means that your shares are held in more than one account. Use the control numbers provided on each email to ensure that all of your shares are voted.

Thank you for your attention to this important matter.

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary